UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Hanover Insurance Group, Inc.

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THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 14, 2013

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

April 2, 2013

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 14, 2013, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

We have chosen to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2013

To the Shareholders of

The Hanover Insurance Group, Inc.:

The Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (“THG” or the “Company”) will be held at THG’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 14, 2013, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	The election of four individuals to the Board of Directors;

2.	The advisory approval of the Company’s executive compensation;

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of THG for 2013; and

4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 20, 2013 as the record date for determining the shareholders of THG entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 2, 2013

Your vote is important. Whether or not you plan to attend the Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 14, 2013: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2013 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We have made these proxy materials available to you on or about April 2, 2013 via the Internet or, at your request, have forwarded paper copies of these proxy materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at the Annual Meeting of Shareholders of THG to be held on May 14, 2013 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have chosen to provide access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials in the mail unless you request one. Instead, the Notice instructs you on how to access and review the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials?

These proxy materials include:

•	Our Proxy Statement for the Annual Meeting; and
•

Our Annual Report to Shareholders for the fiscal year ended December 31, 2012 (the “Annual Report”), including financial statements for THG and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference.

If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the following matters:

•	The election of four directors;
•	The advisory approval of the Company’s executive compensation; and
•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 20, 2013 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock?

Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson, Inc. of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be approximately $8,500, plus reasonable expenses. Proxies may also be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic transmission or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to you as a beneficial owner of THG Common Stock.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

How many shares are entitled to vote at the Annual Meeting?

As of the Record Date, 44,870,734 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting?

A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy, but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, including the election of directors and the advisory approval of executive compensation. Such broker non-votes and abstentions, because they are not votes cast, are not counted for these proposals and will have no effect on the outcome. Banks and brokers that have not received voting instructions from their clients may, however, vote their clients’ shares on the ratification of the appointment of the Company’s independent registered public accounting firm for the 2013 fiscal year.

What vote is required to approve each item?

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, then, under Delaware law, that nominee would not become a director and would not serve on the Board as a “holdover director.”

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to approve the advisory vote on executive compensation and to ratify the appointment of the Company’s independent registered public accounting firm.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold THG stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials by mail, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card that accompanies the printed materials. The shares of Common Stock represented by your proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy?

Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke the proxy.

How do participants in The Chaucer Share Incentive Plan vote their shares?

If you are a participant in The Chaucer Share Incentive Plan (“Chaucer SIP”) and you have shares of Common Stock allocated to your account, then you may provide voting instructions to the trustee under the plan in accordance with the instructions provided by the trustee. The trustee will vote the shares allocated to your account in accordance with your instructions. If you do not instruct the trustee how to vote, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Annual Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership as of the Record Date, March 20, 2013.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 7, 2013 by (i) each director of THG, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement (the “NEOs”), and (iii) all directors, NEOs and other executive officers of THG as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	40,266	(1)	*
John J. Brennan	12,526		*
P. Kevin Condron	1,000	(2)	*
Frederick H. Eppinger	923,075	(3)	2.0%
Neal F. Finnegan	22,973		*
David J. Gallitano	10,012	(4)	*
David B. Greenfield	29,540	(5)	*
J. Kendall Huber	155,492	(6)	*
Wendell J. Knox	17,701	(7)	*
Robert J. Murray	23,337		*
Joseph R. Ramrath	15,068	(8)	*
Robert A. Stuchbery	17,703	(9)	*
Harriett “Tee” Taggart	7,515	(8)	*
Marita Zuraitis	273,324	(10)	*

Directors, NEOs and other executive officers as a group (19 persons)	1,838,330	(11)	4.0%

†	As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants. Deferred shares are held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Wells Fargo Bank, N.A. As of March 7, 2013, the Rabbi Trust held 243,372 shares of Common Stock pursuant to deferrals by the directors and executive officers identified in this table. Deferred shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below.
*	Less than 1%.
(1)	Excludes 16,683 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred. Includes 4,000 shares held by the Domenic A. Angelini Residuary Trust, under Agreement dated October 25, 2003 (the “Trust”). Mr. Angelini is a co-trustee of the Trust and shares voting and investment power with respect to the shares held by the Trust.
(2)	Excludes 14,370 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.

(3)	Excludes 160,362 shares held by the Rabbi Trust, the receipt of which Mr. Eppinger was required to defer. Includes 834,700 shares underlying options exercisable within 60 days of March 7, 2013, and 13,750 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(4)	Excludes 18,279 shares held by the Rabbi Trust, the receipt of which Mr. Gallitano has deferred.
(5)	Mr. Greenfield shares voting and investment power with his wife with respect to 6,000 shares. Includes 15,000 shares underlying options exercisable within 60 days of March 7, 2013 and 5,500 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(6)	Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 111,050 shares underlying options exercisable within 60 days of March 7, 2013, and 3,750 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(7)	Excludes 4,694 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(8)	Shares voting and investment power with spouse.
(9)	Includes 203 shares held by the trustee of the Chaucer SIP.
(10)	Excludes 28,984 shares held by the Rabbi Trust, the receipt of which Ms. Zuraitis was required to defer. Includes 225,750 shares underlying options exercisable within 60 days of March 7, 2013, and 5,750 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer.
(11)	Includes 1,419,736 shares underlying options exercisable within 60 days of March 7, 2013; 40,500 shares of restricted stock that, prior to vesting (January 20, 2014), are subject to forfeiture and restrictions on transfer; and 203 shares held by the trustee of the Chaucer SIP. Excludes 243,372 shares held by the Rabbi Trust. See notes 1 through 10 above.

What are the Company’s Stock Ownership Guidelines for named executive officers and directors?

Named Executive Officers

Within 18 months of becoming subject to the policy, each NEO should achieve an ownership level in THG’s Common Stock with a value equal to one times his or her base salary. Within three years, each NEO should achieve and maintain an ownership level in THG’s Common Stock with a value equal to two to four times his or her base salary (four to six times base salary for the CEO). The guidelines credit shares held outright, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target) and any shares that have been earned but the payment of which has been deferred. Unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition. Each of our NEOs is in compliance with the policy. Set forth below is a table that indicates, as of March 7, 2013, each NEO’s share ownership as a multiple of their current annualized base salary. Such figures are calculated in accordance with the share ownership guidelines and the multiple has been determined assuming a current market value of $43.18 per share (the closing price of THG’s Common Stock on March 7, 2013).

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary
Frederick H. Eppinger	2003	364,737	16.1
Robert A. Stuchbery	2011	38,703	2.8
Marita Zuraitis	2004	125,208	9.3
David B. Greenfield	2010	52,140	4.1
J. Kendall Huber	2000	67,255	6.8

Board of Directors

Within four years from the date of first being elected to the Board (six years for those directors initially elected to the Board prior to May 15, 2012), each non-employee director should achieve an ownership level in THG’s Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on our Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Hanover-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

Each of our directors is in compliance with the ownership guidelines or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 7, 2013, each director’s share ownership as a multiple of the current annual stock retainer ($100,000). Such figures are calculated in accordance with the share ownership guidelines and the multiple has been determined assuming a current market value of $43.18 per share (the closing price of THG’s Common Stock on March 7, 2013).

Non-Employee Director	Year First Elected to THG Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Annual Stock Retainer
Michael P. Angelini	1995	56,949	26.1
John J. Brennan	2010	12,526	5.4
P. Kevin Condron	2007	15,370	6.9
Neal F. Finnegan	2006	22,973	10.2
David J. Gallitano	2006	28,291	12.5
Wendell J. Knox	1999	22,395	10.2
Robert J. Murray	1996	23,337	11.0
Joseph R. Ramrath	2004	15,068	6.7
Harriett “Tee” Taggart	2009	7,515	3.3

Who are the largest owners of the Company’s stock?

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 7, 2013.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Guggenheim Capital, LLC 227 West Monroe Street Chicago, IL 60606	2,947,728	(1)	6.6%
RidgeWorth Capital Management, Inc. 3333 Piedmont Road NE Suite 1500 Atlanta, GA 30305	2,832,924	(2)	6.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,568,116	(3)	5.7%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	2,409,593	(4)	5.4%

(1)	Based on a Schedule 13G/A filed on February 14, 2013 by Guggenheim Capital, LLC and its affiliated entities listed below. Guggenheim Capital, LLC is the majority owner of Guggenheim Partners, LLC, GP Holdco, LLC, GPFT Holdco, LLC, Security Benefit Asset Management Holdings, LLC, Rydex Holdings, LLC and Securities Investors, LLC. Guggenheim Capital, LLC may be deemed the beneficial owner of 2,947,728 shares, which amount includes 2,796,456 shares beneficially owned directly by Securities Investors, LLC, and indirectly by Rydex Holdings, LLC, Security Asset Management Holdings, LLC, GPFT Holdco, LLC, GP Holdco LLC and Guggenheim Partners, LLC, and 151,272 shares beneficially owned directly by certain other subsidiaries. Each of such reporting entities has shared voting and dispositive power with respect to such shares.
(2)	Based on a Schedule 13G filed on February 12, 2013 by RidgeWorth Capital Management, Inc., which reported having sole voting and dispositive power over such shares.
(3)	Based on a Schedule 13G/A filed on February 11, 2013 by BlackRock, Inc., which reported having sole voting and dispositive power over such shares.
(4)	Based on a Schedule 13G filed on February 12, 2013 by The Vanguard Group, which reported having sole voting power with respect to 33,117 shares, sole dispositive power with respect to 2,379,176 shares and shared dispositive power with respect to 30,417 shares.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines, which can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the Guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are four nominees for election to our Board this year: Messrs. Angelini, Condron, Eppinger and Finnegan. Each of the nominees has served as a director since the last Annual Meeting. Information regarding the business experience and qualifications of each nominee and continuing director is provided below. In light of the Company’s director retirement policy, Messrs. Angelini and Finnegan are being nominated for two-year terms expiring in 2015 rather than the customary three-year terms (see “What is the Director Retirement Policy?” on page 21 for additional information). Messrs. Condron and Eppinger are being nominated for three-year terms expiring in 2016. Although Mr. Eppinger is currently serving a term which expires in 2015, in order to help balance the size of the three director classes, he is being nominated for the term expiring in 2016.

Who are the nominees for director?

Michael P. Angelini, 70, has been a director of THG since its formation in 1995 and Chairman of the Board since 2002, and was a director of a predecessor company from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968. In 2011, Mr. Angelini was appointed by the Governor of Massachusetts to the Board of Directors of the Massachusetts Port Authority, and from 2007 until 2009, when it was merged into the Massachusetts Department of Transportation, Mr. Angelini served on the Board of Directors of the Massachusetts Turnpike Authority. Mr. Angelini is also a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, L. Hardy Company, Inc., a manufacturer of industrial cutting devices, and a number of other privately-held businesses primarily located in central Massachusetts. We believe Mr. Angelini’s qualifications to serve on our Board include his years of legal and management experience, his experience as a member of the board of directors of numerous other businesses, and the leadership he exhibited in 2002 and 2003 when he assumed the role of Chairman of the Board at a time when we did not have a CEO.

Mr. Angelini is Chairman of the Board and a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Angelini’s term of office as a director of THG will expire in 2015.

P. Kevin Condron, 67, has been a director of THG since 2007. Mr. Condron has served as Chairman and Chief Executive Officer of The Granite Group LLC, a plumbing and heating wholesaler, since 1998. From 1972 until it was merged with Capitol Plumbing and Heating Supply in 1997 to create The Granite Group, LLC, Mr. Condron was President and Chief Executive Officer of Central/Goulet Supply. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is Chairman of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including with TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is a member of the Compensation Committee. If re-elected, Mr. Condron’s term of office as a director of THG will expire in 2016.

Frederick H. Eppinger, 54, has been Director, President and Chief Executive Officer of THG since joining the Company in 2003. Before joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. Prior to that, he was Senior Vice President of Strategic Marketing from 2000 to 2001 for ChannelPoint, Inc., a firm that provided business-to-business technology for insurance and financial service companies, and was a senior partner at the international consulting firm of McKinsey & Company. Mr. Eppinger led the insurance practice at McKinsey, where he worked closely with chief executive officers of many leading insurers over a period of 15 years, beginning in 1985. Mr. Eppinger began his career as an accountant with the firm then known as Coopers & Lybrand. He is a director of Centene Corporation, a publicly-traded, multi-line healthcare company. We believe Mr. Eppinger’s qualifications to serve on our Board include his over 25 years of experience in the insurance industry, including as our President and Chief Executive Officer for over nine years, and the experience he has gained on the board of directors of Centene Corporation.

Mr. Eppinger’s current term of office as a director of THG expires in 2015. He is, however, being nominated for re-election at this Meeting for a three-year term expiring in 2016.

Neal F. Finnegan, 75, has been a director of THG since 2006. Mr. Finnegan served as President and Chief Executive Officer of Lumber Insurance Company, a specialty insurer to the lumber industry, from 2000 to 2001. From 2000 to 2005, Mr. Finnegan was Chairman of Citizens Bank of Massachusetts. Prior to that, Mr. Finnegan was President and Chief Executive Officer of UST Corporation from 1993 to 2000. Previously, Mr. Finnegan served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp, and Shawmut Bank, NA. Mr. Finnegan is currently a member of the Board of Directors at Solution Inc., a software provider traded on the Toronto Stock Exchange, and several other privately-held companies and charitable organizations. In addition, Mr. Finnegan is Chairman Emeritus of the Northeastern University Board of Trustees. We believe Mr. Finnegan’s qualifications to serve on our Board include his experience as a CEO of a prominent, publicly-traded financial institution, his nearly four decades of experience in the financial services industry and his experience on several boards of directors, including as Chairman of the Board of Trustees of Northeastern University.

Mr. Finnegan is a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Finnegan’s term of office as a director of THG will expire in 2015.

Who are the directors continuing in office?

John J. Brennan, 58, has been a director of THG since 2010. Mr. Brennan is chairman emeritus and senior advisor of The Vanguard Group, Inc. Mr. Brennan joined Vanguard in 1982, was elected president in 1989, and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is also a director at General Electric Company, a publicly-traded technology and financial services company, LPL Investment Holdings Inc., a publicly-traded financial services company, and Guardian Life Insurance Company, a mutually-owned financial services company. Mr. Brennan is chairman of the Financial Accounting Foundation; a governor of the Financial Industry Regulatory Authority; and a trustee of the University of Notre Dame and King Abdullah University of Science and Technology. We believe Mr. Brennan’s qualifications to serve on our Board include his high level of financial and accounting literacy and operating and management experience, gained through his roles as chairman and CEO of The Vanguard Group, Inc. and through his service with the Financial Accounting Foundation and the Financial Industry Regulatory Authority.

Mr. Brennan is a member of the Audit Committee. Mr. Brennan’s term of office as a director expires in 2014.

David J. Gallitano, 65, has been a director of THG since 2006 and is President of Tucker Advisors, Inc., a sole proprietor private investment and advisory firm. Mr. Gallitano was Chairman and Chief Executive Officer of APW Ltd., a global contract manufacturing company of technical equipment, from 2003 through 2005, and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the company’s Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano is a director of WellCare Health Plans, Inc., a publicly-traded managed health care service provider, and served as a director of Wild Oats Markets, Inc., a publicly-traded supermarket chain, from 2003 until its sale in 2007. We believe Mr. Gallitano’s qualifications to serve on our Board include his experience as a CEO, experience as a senior executive with General Electric Company, his experience with other public company boards of directors, and his nearly three decades of experience as a senior executive in the financial services industry.

Mr. Gallitano is a member of the Compensation Committee. Mr. Gallitano’s term of office as a director of THG expires in 2014.

Wendell J. Knox, 65, has been a director of THG since 1999. Until his retirement in 2009, Mr. Knox was President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and Eastern Bank, a mutually-owned commercial bank, and is a trustee of the Natixis, Loomis Sayles, Hansberger International Series Mutual Fund Complex, a fund complex comprised of 44 funds. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee. Mr. Knox’s term of office as a director of THG expires in 2014.

Robert J. Murray, 71, has been a director of THG since 1996. He was Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 1995 until 2004, and served on the Board of Directors of NEBS from 1991 until 2004. He was Chief Executive Officer of NEBS from 1995 through 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc., a consumer products company. Mr. Murray is also a director of Tupperware Brands Corp., a publicly-traded consumer-direct seller of personal and household products, LoJack Corporation, a publicly-traded automobile security system manufacturer, and IDEXX Laboratories, Inc., a publicly-traded developer, manufacturer and distributor of products and services for veterinary, food and water testing markets. In addition, from 2001 to 2012, Mr. Murray served on the board of Delhaize Group, a publicly-traded international food retailer based in Belgium. We believe Mr. Murray’s qualifications to serve on our Board include his experience as a CEO and senior executive, his participation on the boards of directors of other publicly-traded companies and his 17 year tenure on our Board.

Mr. Murray is Chairman of the Compensation Committee. Mr. Murray’s term of office as a director of THG expires in 2014.

Joseph R. Ramrath, 56, has been a director of THG since 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Mr. Ramrath also serves as an Adjunct Professor at Boston College Law School. Earlier in his career, Mr. Ramrath was a partner of Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chairman of the Audit Committee. Mr. Ramrath’s term of office as a director of THG expires in 2015.

Harriett “Tee” Taggart, 64, has been a director of THG since 2009. She currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Dr. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Dr. Taggart is a director of Albemarle Corporation, a publicly-traded specialty chemical manufacturer, and is a trustee of the Eaton Vance Mutual Fund Complex, a fund complex comprised of 190 funds. She served as a director of The Lubrizol Corporation, a publicly-traded specialty chemical manufacturer, from 2007 until its acquisition by Berkshire Hathaway in 2011. Dr. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Dr. Taggart’s qualifications to serve on our Board include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Dr. Taggart is a member of the Audit Committee. Dr. Taggart’s term of office as a director of THG expires in 2015.

Who are the Company’s independent directors and how does the Board determine which directors are considered independent?

Under New York Stock Exchange (“NYSE”) rules, a member of our Board only qualifies as “independent” if our Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Annex I.

Our Board has determined that every director is independent under these standards with the exception of Mr. Eppinger, who is the Chief Executive Officer of the Company.

There are no family relationships among any of the directors or executive officers of THG and its subsidiaries.

What is the Company’s procedure for approving related-person transactions?

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold in our policy was reduced from the $120,000 threshold established by the SEC, to $100,000) (the “Related Person Transaction Policy”). Pursuant to such policy, all related person transactions will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical or undesirable to wait until an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) shall have the authority to review and approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee shall participate in any review, approval or ratification of a transaction with a related person with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person.

In evaluating a transaction with a related person, the Audit Committee (or its Chair), shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. To the extent feasible, a transaction with a related person that is identified as such in advance shall be submitted to the Audit Committee or Chair for review in advance of the transaction’s consummation. In the event the Company becomes aware of a transaction with a related person that has not been previously approved or ratified under this policy, the matter shall be submitted promptly to the Audit Committee or Chair for consideration. In such event, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of such transaction. The Audit Committee or the Chair also shall evaluate the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee or Chair in advance and take such corrective action as it deems appropriate under the circumstances.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

What is the Board’s leadership structure and who is the director chosen to preside at executive sessions of the Board?

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions. The CEO is responsible for setting the strategic direction for the Company and for the day to day leadership and performance of the Company, while the Chairman of the Board (or lead director if the roles were not separated) provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board. Additionally, we believe that separating the roles and having an independent Chairman of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the CEO and Chairman of the Board designations, we also take into consideration Mr. Angelini’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

How often did the Board meet during 2012?

During 2012, there were six meetings of the full Board of Directors. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2012.

What committees has the Board established?

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “NCGC”). Each committee is composed solely of directors determined by the Board to be independent. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any of the committee charters, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as appropriate, with respect to establishing performance criteria (goals and objectives) of our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under §162(m) of the Internal Revenue Code (“§162(m)”) and generally must meet the independence requirements under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). While the independent members of the Board typically meet in executive session at every scheduled Board meeting, the CID, acting as such, had eight designated committee meetings in 2012.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the

Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent registered public accounting firm and its General Auditor. The Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its charter. The committee held 10 meetings during 2012. The current members of the Audit Committee are listed in the table below.

Audit Committee
Joseph R. Ramrath (Chair)	John J. Brennan	Harriett “Tee” Taggart

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG; produces an annual Compensation Committee Report for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants retained by the committee, among other responsibilities set forth in the committee’s charter. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under Section 16 of the Exchange Act and §162(m). The committee met six times in 2012. The current members of the Compensation Committee are listed in the table below.

Compensation Committee
Robert J. Murray (Chair)	P. Kevin Condron	David J. Gallitano

Use of Outside Compensation Consultants by the Compensation Committee and Consultant Independence

In executing its compensation responsibilities, the Compensation Committee engages external consultants to provide relevant market pay data and to assist it in making compensation decisions. To assist the Committee with its fiscal year 2012 executive and director compensation decisions, the Committee engaged Frederick W. Cook & Co., Inc. (“F.W. Cook”) and Meridian Compensation Partners, LLC (“Meridian”).

During 2012, our compensation consultants:

•	regularly attended, either in person or telephonically, Compensation Committee meetings;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and issues;
•	provided input to the committee and management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the design of our director and executive compensation programs; and
•	provided advice with respect to compensation decisions relating to our executive officers.

Each of the consulting firms was selected by, and report to, the committee. The committee reviews all compensation payable to compensation consultants with respect to services provided to the committee.

Additionally, management reports to the committee, at least annually, regarding any other compensation paid to the compensation consultants’ firms. No such other compensation was paid to such firms in 2012. The engagement of compensation consultants is reviewed annually, and at its May meeting, the Committee elected to continue the consulting engagement with a single firm, F.W. Cook.

Effective October 2012, the Compensation Committee charter was amended to require that the Committee select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The Committee reviewed such factors as it deemed appropriate, including all such factors required by NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board. The committee met five times in 2012. The current members of the NCGC are listed in the table below.

Nominating and Corporate Governance Committee
Wendell J. Knox (Chair)	Michael P. Angelini	Neal F. Finnegan

What is the process for consideration of director nominees?

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

Members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board may also take into consideration factors such as diversity, age and availability to serve. In addition, without the approval of the NCGC, nominees who are Chief Executive Officers (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without the approval of the NCGC must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts, 01653, through the Web site www.listenupreports.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the Web site and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our General Auditor and the Chairman of the Audit Committee, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by THG’s Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance—Contact the Board.”

Are directors expected to attend the Annual Meeting?

All directors are expected to attend the Annual Meeting. All directors were present at last year’s annual meeting.

How are the directors compensated?

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and policies. In executing such compensation responsibilities, the Committee reviews relevant market data from external consultants to assist in developing compensation recommendations. Based upon such information and discussions with its consultants and senior management, the Committee presents its recommendation to the full Board. The Board, usually at its May meeting, reviews such recommendation and makes its compensation decision for the succeeding year (which begins immediately following the Annual Meeting of Shareholders and runs until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considers competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board.

For the 2012/2013 Annual Compensation Cycle, the Board made certain adjustments to its compensation as detailed in the table below. These adjustments were designed to eliminate meeting-based fees, increase share ownership to further align the interests of our directors with our shareholders, and provide for an increase in annualized compensation for each director by approximately $30,000 to $45,000, depending on committee assignment and chairperson responsibilities. The pay increase, the first in two years, was intended to align total compensation with pay levels of comparable companies, compensate current Board members for their efforts and improve our ability to attract new Board members.

Fees	2012/2013 Annual Compensation Cycle	2011/2012 Annual Compensation Cycle
Annual Director Retainer Stock Component Cash Component	$100,000 $60,000	$60,000 $50,000

Meeting Fees	None	$2,200/meeting (in person) $1,100/meeting (telephonic)

Chairman of the Board Retainer	$100,000	$85,000

Committee Chairperson Retainers NCGC Compensation Audit	$9,000 $12,500 $20,000	$9,000 $12,500 $20,000

Committee Annual Retainer NCGC Compensation Audit	$4,500 $6,250 $10,000	None

Committee Meeting Fees	None	$1,500/meeting (in person) $750/meeting (telephonic)

The Company provides Mr. Angelini with appropriate office space and secretarial assistance at the Company’s headquarters. Additionally, the Company’s charitable foundation provides matching contributions to qualified charities up to $5,000 per director per year.

At the election of each director, cash retainers may be converted to Common Stock. Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account that is credited with interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (3.02% in 2012).

Mr. Eppinger, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for 2012.

Name	Fees Earned in Cash ($) (1)		Stock Awards ($) (2)		All Other Compensation ($) (3)	Total ($)
Michael P. Angelini	174,535	(4)	99,965		5,000	279,500
John J. Brennan	78,935		99,965		5,000	183,900
P. Kevin Condron	73,685	(4)	99,965	(4)	5,000	178,650
Neal F. Finnegan	73,435		99,965		5,000	178,400
David J. Gallitano	74,785	(4)	99,965	(4)	5,000	179,750
Wendell J. Knox	83,535	(4)	99,965	(4)	5,000	188,500
Robert J. Murray	86,185		99,965		5,000	191,150
Joseph R. Ramrath	100,035		99,965		5,000	205,000
Harriett “Tee” Taggart	78,935		99,965		5,000	183,900

(1)	Includes residual meeting payments from the 2011/2012 Annual Compensation Cycle in the following amounts: $10,000 for Mr. Angelini; $8,900 for Mr. Brennan; $7,400 for Mr. Condron; $8,900 for Mr. Finnegan; $8,500 for Mr. Gallitano; $10,000 for Mr. Knox; $7,400 for Mr. Murray; $10,000 for Mr. Ramrath; and $8,900 for Dr. Taggart.
(2)	The amounts in this column reflect the grant date fair value of the 2012-2013 annual stock retainer computed in accordance with FASB ASC Topic No. 718. To the extent applicable, assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report.

Messrs. Brennan, Condron, Finnegan, Gallitano and Knox, because they elected to convert (and in some cases defer) certain cash meeting fees and/or cash retainers, received additional stock awards during 2012. Such awards were in the amounts, and with a grant date fair value, as set forth in the table below. Any portion of the awards granted on February 15, 2012 that were in payment for meeting fees earned in 2011 are not included in the 2012 Fees Earned in Cash or Stock Awards column. In order to avoid duplicative reporting, since all awards listed in the table below represent converted cash fees (the amount of which have been included in the Fees Earned in Cash column), such amounts are not included in the Stock Awards column.

Name	Grant Date
	2/15/12 (converted meeting fees)		5/15/12 (converted meeting fees)		5/15/12 (converted cash retainers)		11/2/12 (converted meeting fees)*
	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)	Number of Shares	Grant Date Fair Value ($)
John J. Brennan	175	7,035	227	8,878	—	—	—	—
P. Kevin Condron	165	6,633	141	5,515	—	—	—	—
Neal F. Finnegan	146	5,869	161	6,297	1,650	64,532	42	1,487
David J. Gallitano	165	6,633	170	6,649	1,694	66,252	—	—
Wendell J. Knox	27	1,085	189	7,392	1,880	73,527	42	1,487

*	Represents meeting fees for a committee meeting that occurred in March 2012; due to an administrative oversight, such meeting fees were not paid until November.
(3)	Consists of matching contributions to qualified charitable organizations.
(4)	All or a portion of this amount has been deferred at election of director.

What is the Board’s role in risk oversight?

The Board of Directors is responsible for assessing major risks facing the Company, and reviewing options for their mitigation. Management presentations, business updates and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board periodically receives reports and presentations from management and the Company’s Chief Risk Officer on various matters which in its view, merit special attention from a risk management perspective, such as with respect to counterparty risks, reserves, insured exposure aggregation levels, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in its responsibility to assess major risks, the Audit Committee is responsible for reviewing with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation plans and policies, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in connection with the Committee’s approval of the Company’s executive compensation plans for the upcoming year. The results of the Committee’s risk assessment are also provided to each other member of the Board.

The NCGC is charged with, among other things, assessing with the Board risks associated with succession planning.

What is the Director Retirement Policy?

It is the policy of the Board that a director retire at the Annual Meeting of Shareholders following his or her attainment of age 72. Notwithstanding the foregoing, by a vote of the Board of Directors after completion of an individual director review assessment process administered by the NCGC, (i) a director’s retirement may be deferred for up to a total of five years if, at the time when such director would otherwise have first been required to retire, the director has not served as a director for a period in excess of ten years; and (ii) with respect to a director whose service is not eligible for an extension under clause (i) above, such director’s retirement may be deferred on an annual basis up to the date of the Annual Meeting of Shareholders following his or her attainment of age 75.

Where can I find the Company’s Code of Conduct?

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. The Company will disclose any future amendments to, or waivers of, provisions of the Code of Conduct for directors and executive officers on its website within four business days following the date of such amendment or waiver.

ITEM I

ELECTION OF DIRECTORS

The Board currently has ten members and consists of three classes whose terms end in successive years. The following directors have terms that will expire at this year’s Annual Meeting: Michael P. Angelini; P. Kevin Condron; and Neal F. Finnegan. Mr. Angelini and Mr. Finnegan have been nominated for re-election for two-year terms expiring in 2015. They are being nominated for two-year terms rather than the customary three-year terms in order to comply with the Company’s director retirement policy. Mr. Condron has been nominated for re-election for a three-year term expiring in 2016. Additionally, although Mr. Eppinger’s current term as a director does not expire until 2015, he is being nominated for election as a director at this Meeting to serve for a three-year term expiring in 2016. The decision to nominate Mr. Eppinger for election at this Meeting is to facilitate compliance with NYSE regulations regarding classified boards. Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

The Board recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, then, under Delaware law, that nominee would not become a director and would not serve on the Board as a “holdover director.”

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

At each of our 2011 and 2012 Annual Meetings, we provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each of the proposals. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our NEOs as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:	That the shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

The compensation of our NEOs is based on a design that ties a substantial percentage of the executives’ compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, and the terms of our short- and long-term incentive compensation programs, are all designed to enable the Company to attract and retain top talent while, at the same time, balancing risk and reward and maintaining a relationship between overall performance and compensation. The Compensation Committee and the Board believe that the design of the programs, and the compensation awarded to the NEOs under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 27, which discusses in detail how our compensation policies and procedures support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, the next such vote will be held at the Company’s 2014 Annual Meeting of Shareholders.

The Board recommends a vote FOR advisory approval of the Company’s executive compensation. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

ITEM III

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board to be THG’s independent registered public accounting firm for 2013. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2013 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting THG’s independent registered public accounting firm and will make the selection it deems best for THG and its shareholders. Should the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future if it deems appropriate.

The Board recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for THG for 2013. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, because they are not votes cast, are not counted for this proposal and have no effect on the outcome.

Fees Incurred by THG from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by THG for the audit and other services provided by PricewaterhouseCoopers LLP for 2012 and 2011:

	2012	2011
Audit Fees (1)	$3,903,000	$3,394,000
Audit-Related Fees (2)	62,000	68,000
Tax Fees (3)	18,000	—
All Other Fees (4)	134,000	65,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings. The increase in Audit Fees during 2012 was primarily due to the application of Sarbanes-Oxley and other U.S. regulatory requirements to Chaucer.
(2)	Audit-related fees consisted primarily of attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Tax fees consist of IRS interest calculation reviews.
(4)	Other services included miscellaneous consulting services and purchased software.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees equal to or greater than $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by THG’s independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting. During 2012, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2012.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2012 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2012.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 20, 2013

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

John J. Brennan

Harriett “Tee” Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation practices and policies. More specifically, the Committee is responsible for approving the compensation levels for our named executive officers, or NEOs, subject, in the case of the CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation for our NEOs, the same general compensation principles and practices apply to all of our executive officers.

Executive Summary and Overview

Fiscal 2012 Highlights

Given the challenges of 2012, we believe our overall performance was strong. Key achievements during 2012 included:

•	grew net premiums written by 22% over prior year, driven by a full year of Chaucer premiums and 12% growth in Commercial Lines net written premiums;
•	improved our business mix to reduce volatility and geographic property concentrations;
•	achieved significant pricing increases in all business segments;
•	strengthened our Specialty offerings, particularly in surety, with a growing business in commercial surety;
•	continued to successfully integrate Chaucer to become an important part of our overall strategy to increase profitability and diversify both geographically and by business mix;
•

built and piloted a new Commercial and Personal Lines billing system and The Hanover Platinum Personal Lines product which combines personal automobile and homeowners insurance into a single, unique product offering;

•	continued to improve service operations and claims services, as most recently demonstrated by our success in responding to Superstorm Sandy; and
•	increased book value per share by 5% and our quarterly dividend to $0.33 per share.

2012 Pay Decisions

During 2012, we executed on a number of our key operating priorities as discussed above, and we continue to believe that our strategy of providing world class product and underwriting capabilities; responsive, cost-effective service delivery; and building deep partnerships with only high quality agents, will produce strong, positive, long-term results for our shareholders, agents and their customers, employees and community. However, due in large part to losses associated with Superstorm Sandy and adverse development from prior year loss and loss adjustment expense reserves, we were unable to meet some of our financial performance goals for 2012. Accordingly, our executive pay decisions reflect a balance between our 2012 financial performance and the execution of strategic and operating goals which we believe will serve us well over the longer term, as well as the need to recognize, retain and motivate our executives to continue to execute on our strategy. During 2012:

•

the short-term incentive compensation payment for our CEO was reduced to 35% of his target award level. This award level was intended to recognize our accomplishments during 2012, while acknowledging that reported financial performance fell short of our goals;

•

for the same reasons, the short-term incentive compensation for the rest of our NEOs, other than Mr. Stuchbery, was reduced to an average of 43% of target. In contrast, Mr. Stuchbery, who is President and CEO of Chaucer, which far exceeded its financial goals for 2012, received an award at 126% of his target;

•

although the terms of the 2010 performance-based restricted stock units (“PBRSUs”) permitted a payout at approximately 70% of target award level, the Committee determined that there should be no payments under the program; accordingly, awards granted to Mr. Eppinger, Ms. Zuraitis and Mr. Huber, with reported target values on the grant date of $590,100, $273,975 and $110,644, respectively, were forfeited in their entirety. The decision to eliminate this payment (and last year to eliminate the payouts under the 2009 PBRSUs) was in recognition that reported levels of return on equity during the applicable reporting periods fell short of expectations;

•

the Committee changed our long-term incentive compensation program so that PBRSUs granted in 2012 and 2013 will vest only if the Company achieves certain levels of relative total shareholder return during the applicable three-year performance periods following the grant date, thus linking compensation earned by our executives not only to our performance against a large group of publicly-traded property and casualty insurance companies, but more importantly, to the relative returns to our shareholders;

•

we eliminated the grant of time-based restricted stock units (“TBRSUs”) from the CEO award (60% of the 2012 CEO award was in the form of PBRSUs and the remaining 40% was in the form of stock options) to further ensure that our CEO’s compensation is directly linked to long-term share appreciation; and

•

the variable compensation opportunity for our NEOs collectively remained at approximately 70% of their total target compensation package, approximately two-thirds of which was in the form of long-term equity-based compensation tied to stock performance.

Additionally, our compensation decisions reflect, in part, the overwhelming support our shareholders have expressed by approving our “say on pay” votes in each of the last two years. In each case, more than 95% of the shares cast on these proposals were voted in favor of our executive pay programs and practices.

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation program is to ensure that there exists a meaningful relationship between the compensation earned by our executives and the overall success of our organization. This objective, however, must be weighed against other important considerations, such as the need to reward individual achievement, recognize the longer-term value of achieving certain strategic and operating objectives, retain key executives and maintain stability in our organization. The Committee also gives consideration to events or circumstances that the Company has limited ability to manage, such as unusual weather-related losses and catastrophes. In an effort to achieve these objectives, we design our executive compensation program with what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised approximately 70% of our NEOs’ total target annual compensation, approximately two-thirds of which has been in the form of long-term equity awards tied to stock performance. We believe tying such a large portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance and has resulted in a meaningful relationship between the Company’s performance over the period and pay actually earned and realized by our executives.

To demonstrate the relationship between pay and performance, various compensation consultants and proxy advisory services have promoted the use of various “realized”, “realizable” or “earned” pay formula analyses. We believe such an analysis is useful and may serve as a valuable tool to measure the success of our compensation program design, but recognize that no standard definition of “realized”, “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory services has significant flaws. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of salary levels and variable compensation earnings over the past three years, sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

The past three years have been challenging for the insurance industry and, in large part due to unprecedented levels of weather-related losses, our financial performance has not met our own expectations. Over the same period, however, we have grown net written premium by 68%, reduced expense ratios, dramatically expanded our geographic footprint and diversity of product offerings, improved our mix of business, increased book value per share by 17.8% and strengthened our balance sheet. We believe the actions taken below* adequately balance our accomplishments and financial performance, and demonstrate the appropriate relationship between pay and performance.

•	base salaries for our NEOs as a group, which represent on average approximately 30% of our NEOs’ total target annual compensation, increased on average only 1.3% per year during the 2010-2012 period;
•

PBRSUs vesting with respect to the performance periods ending December 31, 2010, 2011 and 2012, which represented, on average, approximately 31% of our NEOs’ annual target long-term award during the year of grant, vested at 54%, 0%, and 0% of target, respectively. Accordingly, of the aggregate target compensation of $3.7 million previously reported in the Summary Compensation Table with respect to such awards, the NEOs realized $0.9 million in equity value (based upon the closing price per share of Common Stock on the vesting date), or approximately 24% of such previously reported target amounts;

•

short-term incentive compensation awards for NEOs as a group during the 2010-2012 period, which represented on average approximately 25% of the NEOs’ total target annual compensation, were paid at approximately 80%, 60% and 40% of target respectively;

•

the Committee substituted restricted stock with a two-year vesting period for approximately two-thirds of the 2011 short-term incentive compensation award, which had already been reduced to 60% of target; and

•

the in-the-money value of stock options that vested for NEOs during 2010-2012 at December 31, 2012 was $0.3 million, approximately 14% of the $2.4 million compensation value reported in the Summary Compensation Table for such options; future increases in value, if any, are entirely dependent on further stock price appreciation.

*Actions indicated exclude compensation data with respect to Mr. Stuchbery since (i) his compensation is more directly linked to the performance of the Chaucer business unit, (ii) significant components of his compensation were granted in connection with the acquisition of Chaucer and reflect the need to retain his services for a period of time post-closing, and (iii) he first became an NEO in 2012.

We maintain other compensation practices that we believe benefit shareholders

•

our long-term equity incentives, including performance-based incentives, generally vest over a period of three to four years to ensure that our executives maintain a long-term view of shareholder value creation and to encourage retention;

•

we maintain a clawback policy under which NEOs are required, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing;

•	we only provide limited perquisites for our executives;
•

other than with respect to Mr. Stuchbery, whose agreement is customary in the United Kingdom and was already in place when we acquired Chaucer in July 2011, none of our NEOs have employment agreements;

•

executives are prohibited from hedging their exposure to ownership of, or interests in, our stock and from engaging in speculative transactions with respect to our stock, and none of our NEOs or directors has pledged any of their THG shares;

•

we require our executives to maintain substantial levels of ownership of our stock to ensure our executives’ interests are effectively aligned with those of our shareholders (See “What are the Company’s Stock Ownership Guidelines for named executive officers and directors?” on page 6);

•	restricted stock units do not carry dividend equivalent rights;
•	we have never re-priced stock option grants;
•	we introduced “net exercise” as an alternative method to exercise stock options to encourage executive stock ownership and minimize shareholder dilution;
•	new participants in the Employment Continuity Plan (the “CIC Plan”) are not entitled to receive any “280G tax gross-up” payments; and
•

our CIC Plan and long-term award agreements contain a “double trigger” provision that requires employment termination in connection with a change in control as a condition to receiving change in control benefits under the plans.

In summary, Mr. Eppinger’s compensation and that of our other NEOs generally have been significantly affected by actions taken by the Committee, the Company’s performance and, with respect to long-term awards, our stock price. The Committee continues to grant target compensation at levels which it believes are appropriate in light of current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on the Company’s financial performance and share price appreciation.

Named Executive Officers

In accordance with SEC regulations, for 2012, our NEOs are:

Our principal executive officer	• Frederick H. Eppinger, President and CEO

Our principal financial officer	• David B. Greenfield, Executive Vice President and CFO

Our next three most highly compensated executive officers	• Robert A. Stuchbery, President & CEO, Chaucer

• Marita Zuraitis, Executive Vice President and President, P&C Companies
• J. Kendall Huber, Executive Vice President and General Counsel

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our success;
•	balance risk and reward and maintain a relationship between overall performance and compensation;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives and the entire compensation package is designed to align with our business strategy and be reasonably competitive from a marketplace perspective. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total targeted compensation is in the form of long-term equity-based awards which are subject to substantial vesting requirements and the value of which is dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the Committee is advised by its independent compensation consultants as explained in greater detail in the Corporate Governance section on page 16. In addition to various other services, such consultants provide information as to the compensation levels for similar executives at other companies, including companies that may be larger or have different business and geographic mixes than ours, that we believe may compete with us for executive talent. For 2012, this data was prepared based upon the publicly disclosed proxy materials of the selected group of property and casualty insurance companies described below (the “Comparative Proxy Data”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (data collected from 49 property and casualty insurance companies having a median direct written premium of $2.6 billion)(the “Comparative Market Data”).

Comparative Proxy Data Companies

• Alleghany Corporation	• Old Republic International Corporation
• American Financial Group, Inc.	• Selective Insurance Group, Inc.
• Cincinnati Financial Corporation	• State Auto Financial Corporation
• CNA Financial Corp.	• White Mountains Insurance Group, LTD
• Harleysville Group, Inc.	• W.R. Berkley Corporation
• Mercury General Corporation

In recent years, Erie Indemnity Corporation was included in the above list, but was removed for 2012 because we believe that due to its structure as a management company, rather than as an underwriting insurance company, it is not sufficiently comparable to THG. This was the only change made to the group of Comparative Proxy Data Companies for 2012.

The Committee reviews the Comparative Proxy Data and the Comparative Market Data, including information on base pay levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels. While the Committee believes the Comparative Proxy Data and the

Comparative Market Data are useful, such data is intended solely to serve as one of several reference points to assist the Committee in its compensation discussions and deliberation. Accordingly, rather than formally benchmark our executive compensation against such data, the Committee instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company, as well as information available to the members of the Committee from sources both within and outside the Company as further discussed herein.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member). Each generally participates in such meetings and provides counsel and advice at the Committee’s request. Other independent directors may also attend meetings from time to time. In addition, the Committee regularly meets in executive sessions with no members of management present. An executive is not permitted to be present while the Committee makes its decisions on that executive’s compensation.

At the request of the Nominating and Corporate Governance Committee (the “NCGC”), and following a process approved by our Board, our independent Chairman of the Board and Chairman of the NCGC lead an annual performance review of the CEO. This review includes personal interviews with members of management and independent directors, and a review of the CEO’s self-assessment and of the Company’s performance. The results of this performance evaluation are reviewed, finalized and ratified by the CID. Preliminary or final results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee solicits and considers the recommendations of our CEO and our Chief Human Resources Officer, as well as information provided to it by its compensation consultants.

Other Considerations

In determining executive compensation, the Committee reviews the total target compensation of each NEO, including base salary and target short- and long-term incentive compensation. These amounts are then compared with prior year compensation targets, the market data described above, the NEO’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments. Prior year payments are compared relative to operating metrics for short- and long-term incentive plans to determine any changes or adjustments to performance metrics for future years. The Committee also periodically reviews NEO share ownership, stock option exercises, stock trading activity, and outstanding unvested equity awards. Additionally, the Committee considers the total cost of equity-based awards and the dilutive impact to shareholders of such awards.

Principal Components of Executive Compensation

For 2012, the principal components of compensation for our NEOs consisted of (i) annual base salary, (ii) short-term incentive compensation, and (iii) long-term incentive compensation. In addition, our NEOs receive certain other benefits (described below) that differ from those generally available to all employees.

Annual Base Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their roles, skills, qualifications and market data, as well as to retain their services. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of target total compensation than the short- and long-term incentive opportunities described below. Base salaries are generally reviewed on an annual basis in the first quarter of each year. Typically, the Committee does not adjust NEO salaries more frequently than once every other year, unless there has been a material change in a NEO’s role or responsibility level.

The table below shows the base salary for each NEO and the adjustments approved by the Committee in 2012.

NEO	2012 Base Salary ($)	% Change
Frederick H. Eppinger	1,000,000	5.3
Robert A. Stuchbery	556,500	—
Marita Zuraitis	600,000	4.3
David B. Greenfield	540,000	—
J. Kendall Huber	445,000	6.0

In each case, the base salary adjustments were deemed warranted in light of the expertise and experience of the NEO and because none of the impacted executives had received a base salary adjustment for at least two years.

Short-Term Incentive Compensation

Our short-term incentive compensation programs are annual performance-based bonus programs intended to provide cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual salary, based on each NEO’s role and overall pay package. Specifically, these programs are designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of operating business goals and priorities that are linked to overall corporate financial results and other priorities; and
•	demonstration of our leadership core competencies (i.e., integrity, teamwork, accountability, commitment to winning and meritocracy).

For 2012, we maintained two separate short-term incentive plans for our NEOs: the 2012 Executive Short-Term Incentive Compensation Program (“2012 Executive STIP”) for our NEOs other than Mr. Stuchbery, and the 2012 Chaucer Annual Bonus Scheme (the “2012 Chaucer STIP”) for Mr. Stuchbery.

For 2012, the target short-term compensation award for each of our NEOs is shown below:

NEO	Target Award as % of Base Salary
Frederick H. Eppinger	120%
Robert A. Stuchbery	100%
Marita Zuraitis	90%
David B. Greenfield	90%
J. Kendall Huber	75%

For 2012, potential awards for our NEOs ranged from 0% to a maximum of 200% of target based upon the attainment of certain pre-determined goals and the considerations set forth in greater detail below.

2012 Executive STIP

The 2012 Executive STIP is intended to comply with the “qualified performance-based compensation” requirements of §162(m) and thereby enable bonuses paid to our NEOs to be treated as fully tax deductible by the Company. The 2012 Executive STIP was approved by the Committee pursuant to the shareholder-approved 2009 Short-Term Incentive Compensation Plan. Under the 2012 Executive STIP, a maximum funding pool for annual awards (“Maximum Funding Pool”) is determined in accordance with the level of achievement of a pre-determined performance metric. For 2012, the Maximum Funding Pool for awards to our NEOs was set at 2% of 2012 pre-tax segment income (adjusted to exclude interest expense and the impact of catastrophes) (“ex-CAT P&C Segment Income”) and the maximum award payable under the 2012 Executive STIP for each NEO was as follows:

NEO	Maximum Award
Eppinger	Lesser of (i) 30% of Maximum Funding Pool, or (ii) 200% of target award
Zuraitis, Greenfield and Huber	Lesser of (i) 14% of Maximum Funding Pool, or (ii) 200% of target award

The Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each NEO. The Committee does not intend for the Maximum Funding Pool to represent an expectation as to the amounts to be paid to the NEO. Rather, an individual NEO’s actual award under the 2012 Executive STIP is determined with respect to:

•	the NEO’s target award;
•	the funding level achieved under the Company’s Non-Executive Short-Term Incentive Compensation Program (the “Annual Bonus Plan”), as discussed below; and
•	the executive’s overall performance and contribution.

For 2012, ex-CAT P&C Segment Income was $445 million, resulting in a Maximum Funding Pool available for NEOs of $5.1 million. Because the Maximum Funding Pool produced a larger funding pool than was necessary for awarding bonuses consistent with the Committee’s objectives, the Committee exercised discretion to award less than the maximum amount that could have been awarded under the program. The total value of bonuses awarded by the Committee to the NEOs (other than Mr. Stuchbery, who did not participate in this program) was $1.0 million.

In determining the actual awards under the 2012 Executive STIP, the Committee primarily considered the following:

•

The funding level achieved under the Annual Bonus Plan. The Annual Bonus Plan is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees, excluding the NEOs (and Chaucer employees). For 2012, potential funding under the Annual Bonus Plan ranged from 0% to a maximum of 200% of target based on actual 2012 levels of (i) pre-tax segment income before interest expense (“Pre-Tax P&C Segment Income”), and (ii) net written premium growth rate (“NWPGR”). The Committee chose a combination of Pre-Tax P&C Segment Income and NWPGR performance metrics because it believes that the combination is a good measure for evaluating profitable growth and is consistent with our strategic goals and philosophy. Accordingly, the achievement of these targets is designed to enhance stock value and shareholder returns. Set forth below are the performance levels generally required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Pre-Tax P&C Segment Income (in millions)	NWPGR
Threshold	$260	0%-2%
Target	$330 -$370	2%-5%
Maximum	$480	5%-8%+

In 2012, the Committee funded the Annual Bonus Plan at approximately 55% of target. This funding level was the primary reference point for determining individual NEO awards under the 2012 Executive STIP, since the Committee intends that the percentage of target paid to NEOs generally be comparable to the percentage used for participants in the Annual Bonus Plan; however, for 2012, in light of the Company’s below-target financial results, the Committee explicitly determined that executive officers, as a group, excluding Mr. Stuchbery, should be allocated funding at a level below that paid under the Annual Bonus Plan. Accordingly, the Committee determined that the executive officers as a group (excluding our CEO and Mr. Stuchbery) would be allocated awards aggregating at not more than 45% of target, and Mr. Eppinger would be allocated 35% of target. These actions, together with the cancellation of the 2010 PBRSUs, underscore the Committee’s philosophy that senior leadership incentive compensation should be affected when the Company’s financial results fall short of expectations and plans.

For purposes of the Annual Bonus Plan, Pre-Tax P&C Segment Income and NWPGR, as reported in the Company’s financial statements filed with the SEC, may be adjusted, as applicable, to exclude such factors as the Committee deems appropriate in its sole discretion. In making such determination, the Committee generally considers those factors which were unforeseen, largely outside of management’s control, and not necessarily indicative of our core performance. The Committee also retains authority to determine funding for the Annual Bonus Plan based upon such factors as it considers appropriate under the circumstances. With respect to 2012, the Committee considered the elevated levels of catastrophes, especially from Superstorm Sandy, which occurred in October 2012, the impact of prior year reserve development, declining investment income as a result of a continuing low fixed interest rate environment and other factors. The Committee’s decision to fund the Annual Bonus Plan at approximately 55% of target, even though the Company did not achieve the threshold level of funding based upon Pre-Tax P&C Segment Income, was based on these considerations, as well as the consideration of other factors such as the advancement of important strategic and operational priorities which are expected to improve the Company’s long term prospects, retention and other considerations.

•

NEO’s overall individual performance. An important factor in determining the level of payment to our NEOs is the Committee’s evaluation of each NEO’s overall performance within his or her area of responsibility. As set forth above under the heading “Role of Executive Officers in Compensation Decisions and CEO Performance Review”, individual performance is measured based upon, in the case of the CEO, an independent performance review led by our independent Chairman of the Board and Chairman of the NCGC, and in the case of all other NEOs, upon performance information provided primarily by our CEO. Additionally, the Committee also takes into account its own evaluation based upon personal interaction with the individual NEO throughout the course of the year. Set forth below are the various contributions and accomplishments considered by the Committee in its evaluation of the overall performance of each NEO.

Frederick H. Eppinger

•	increased book value per share by 5% and increased quarterly dividend by 10%;
•	improved overall pricing in each of our operating segments;
•	continued to successfully integrate Chaucer operations;
•	achieved progress towards reducing volatility in property lines by reducing concentration in several key geographies;
•	improved balance of property versus casualty exposures as well as geographic and product mix; and
•	built and piloted a new Commercial and Personal Lines billing system and The Hanover Platinum Personal Lines product.

Marita Zuraitis

•	improved overall pricing in each of our operating segments;
•	achieved progress towards reducing volatility in property lines by reducing concentration in several key geographies and by strengthening underwriting standards;
•	achieved 6.7% growth in net written premium in Commercial and Personal Lines segments; and
•	continued implementation of “Partner-Agent” strategy.

David B. Greenfield

•	continued to successfully integrate the accounting, finance, treasury and investment functions at Chaucer;
•	achieved solid investment returns during a difficult market;
•	continued to strengthen treasury and finance departments; and
•	continued to identify and execute on cost containment opportunities.

J. Kendall Huber

•

supported various transactional efforts, including a renewal rights and reinsurance transaction to advance the Company’s exposure management actions, and the sale of a third party administrator previously owned by the Company;

•	assisted in various regulatory and legislative matters;
•	strengthened the Company’s overall legal and compliance functions;

•	assisted in the integration of Chaucer’s compliance function, including with respect to U.S. legal requirements; and
•	served as interim head of the Human Resources Department.

In recognition of the above, the 2012 Executive STIP awards were as follows:

NEO	Award ($)
Frederick H. Eppinger	420,000
Marita Zuraitis	220,000
David B. Greenfield	215,000
J. Kendall Huber	150,000

2012 Chaucer STIP

The 2012 Chaucer STIP is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees of Chaucer, including Mr. Stuchbery. The Committee elected to adopt a separate plan for Chaucer employees because Chaucer is, for the most part, operated and evaluated as a separate entity.

For 2012, potential funding under the 2012 Chaucer STIP ranged from 0% to a maximum of 200% of target based on Chaucer’s 2012 post-tax return on equity (a return on equity calculation obtained by dividing Chaucer’s 2012 after-tax segment income by Chaucer’s average consolidated equity) (“Chaucer ROE”). The Committee chose the Chaucer ROE performance metric because it believes it is a good measure for evaluating relative performance, is consistent with our strategic goals and philosophy, and is consistent with Chaucer’s historical pay practices. Set forth below are the performance levels generally required to obtain threshold, target and maximum funding levels for this plan.

Funding Level	Chaucer ROE
Threshold	7.5%
Target	15%
Maximum	25%

Once the overall plan funding level has been determined, each participant’s actual payment under the plan is determined according to the following formula: 50% of the funding pool is distributed pro rata to participants based upon their individual target awards and the remaining 50% of the funding pool is distributed to participants based upon individual performance. Each participant’s total award is paid in two equal tranches: the first to be paid in April 2013 and, provided the participant remains employed by Chaucer through such date, the second tranche is to be paid in January 2014. This tiered payment scheme is consistent with Chaucer’s historical pay practices and was designed to serve as a retention tool. Notwithstanding the foregoing, the Committee retains the discretion to increase or decrease the funding pool and Mr. Stuchbery’s individual award based upon any factor it deems appropriate.

For 2012, Chaucer ROE was 17.6%, resulting in plan funding level at 126% of target. Mr. Stuchbery’s total award under the program was $701,190 (£441,000), or 126% of his target award. Chief among the factors considered by the Committee in determining to award Mr. Stuchbery 100% of his pro rata share were:

•	Chaucer business unit produced gross written premium and return on equity at levels in excess of expectations;
•	continued to successfully integrate Chaucer operations;
•	commenced Chaucer product distribution through THG’s independent agent distribution channel; and
•	developed and implemented talent management framework consistent with THG’s human resources strategy.

Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve short and long-term goals and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining NEOs’ award opportunities under the long-term program include the:

•	importance of such NEO’s responsibilities within the organization;
•	contribution of each NEO to the long-term performance of THG;
•	expense of the award to the Company;
•	dilutive impact to shareholders;
•	recruitment and retention considerations;
•	relative awards made to other executive officers;
•	expectations based on historical compensation; and
•	projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation and confidentiality provisions in favor of the Company.

2012 Long-Term Awards

For 2012, depending on the NEO, the Committee used a combination of PBRSUs, TBRSUs and stock options. Over the past several years, our CEO has received a mix of all three awards. For 2012, however, in an effort to reinforce the connection between the CEO’s long-term award and THG’s overall performance, we eliminated his TBRSU award and replaced it with a corresponding number of PBRSUs. Ultimately, the mix of awards for our NEOs is intended to provide a balanced portfolio of equity awards and was chosen to motivate the achievement of operating goals while encouraging retention. Long-term awards serve to align management’s financial incentives with growth in the Company’s stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in the Company’s well being and prosperity. The number of stock options, PBRSUs (at target) and TBRSUs granted to each of the NEOs in 2012 is set forth in the table below:

NEO	PBRSUs	TBRSUs	Options
Frederick H. Eppinger	45,000	—	120,000
Robert A. Stuchbery	7,500	3,000	—
Marita Zuraitis	10,000	10,000	50,000
David B. Greenfield	7,500	7,500	45,000
J. Kendall Huber	4,500	4,500	22,500

Description of Performance-Based Restricted Stock Units

Except with respect to Mr. Stuchbery’s grant (discussed in more detail below), the PBRSUs:

•

are not earned unless our three-year (2012-2014) total shareholder return as compared to a pre-established peer group (“Relative Total Shareholder Return” or “RTSR”) places the Company’s performance above a certain percentile;

•	may be achieved between zero and 150% of the target award, based upon the level of RTSR achieved; and
•

are subject to a four-year time-based vesting requirement (assuming achievement of performance goals, 50% vest on the third anniversary of the grant date and 50% vest on the fourth anniversary of the grant date).

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR (2012-2014)	Percentage of Target Award Achieved*
≥ 75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

*

In the event that our total shareholder return is negative for the period, payout is capped at target even if our RTSR is in the 50th percentile or higher. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

The Committee chose RTSR as the performance metric to further align the NEO’s interests with that of our shareholders and to encourage long-term share price performance.

Unlike the other NEOs, Mr. Stuchbery’s PBRSU award was divided equally into two components. One half of Mr. Stuchbery’s PBRSU award is on the same terms as described above, except for his award, RTSR is measured over a two year period (2012-2013) and vests on the second anniversary of the date of grant. The second half of Mr. Stuchbery’s PBRSU award is on the following terms:

•	will not be earned unless Chaucer achieves a certain level of average post-tax ROE (2012-2013)
•

may be achieved between zero and 200% of the target award, based upon the level of average post-tax ROE achieved (threshold, target, and maximum payouts achieved at >7.5%, 15%, and >25%, respectively); and

•	is subject to a two-year time-based vesting requirement (assuming achievement of performance goals, 100% vest on the second anniversary of the grant date).

We elected to bifurcate Mr. Stuchbery’s PBRSU award to align Mr. Stuchbery’s compensation with the overall success of the Company while at the same time incentivising Mr. Stuchbery to achieve strong performance from the Chaucer business unit. Additionally, the shorter vesting and performance periods were selected to help ensure leadership continuity post-acquisition while the Company evaluates its longer-term leadership plans.

Description of Time-Based Restricted Stock Units

Except with respect to Mr. Stuchbery, whose TBRSUs vest on the second anniversary of the grant date, the TBRSUs will vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, subject to the executive remaining employed by the Company through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

Neither the PBRSUs nor the TBRSUs carry dividend or dividend equivalency rights unless and until vested and the shares of Common Stock are issued.

Description of Stock Options

Each NEO, other than Mr. Stuchbery, was granted options to purchase shares of Common Stock. Provided the NEO remains employed by the Company through such dates, the options vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. Stock options were chosen to directly align a portion of total compensation with Company stock performance since the stock options become valuable to the executive only if the share price increases over a longer period of time after the date of grant. Additionally, because stock options do not fully vest for four years, this award encourages executive retention.

In lieu of stock options, Mr. Stuchbery was granted additional PBRSUs tied to performance of the Chaucer business unit (as described above).

Prior Plan Year Long-Term Award Pay-Outs

As previously reported in our 2012 Proxy Statement, during 2012, the initial 50% of the stock options and TBRSUs granted in 2009 vested. Although the terms of the 2009 PBRSUs permitted a payout at approximately 52% of target award level, the Committee determined that, due to the Company’s overall performance during the period, there should be no payments under the program and all 2009 PBRSUs were forfeited without consideration. For additional information regarding vesting of the 2009 awards, please see the Option Exercise and Stock Vested Table on page 55.

During the first quarter of 2013, the final 50% of the stock options and TBRSUs granted in 2009 vested, and the initial 50% of the stock options and TBRSUs granted in 2010 vested.

Although the terms of the 2010 PBRSUs permitted a payout at approximately 70% of target award level, the Committee determined that there should be no payments under this program and all 2010 PBRSUs were forfeited for no consideration. For additional information on those awards, please see Outstanding Equity Awards at Fiscal Year-End Table on page 53.

Other Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance and our tax qualified retirement plans, in each case on the same basis as other employees in their applicable jurisdiction. In addition, certain senior employees of the Company, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides substantially the same benefits which are available to domestic employees generally under our 401(k) Plan (see page 58 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2012 plan year, the plan provided eligible employees, including each of the NEOs, other than Mr. Stuchbery, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest, compounded annually, based on the GATT rate. The amount of total compensation eligible for a Company contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($250,000 for 2012). In addition, the portion of eligible compensation attributable to annual short-term incentive compensation awards is the lesser of the actual award or the participant’s target award level.

We adopted this plan to ensure that domestic employees are entitled to Company contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws. Subject to the limitations described in the previous paragraph, this plan applies equally to all employees who have eligible compensation in excess of federal limits.

Though the annual Company contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2013, since such contributions were made with respect to compensation paid in 2012, the Summary Compensation Table (see page 47), and Non-Qualified Retirement Savings Plan Table (see page 58) reflect such 2013 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the material corporate perquisites available to the NEOs. The Committee believes that the compensation package offered to the NEOs (as discussed above) is appropriate to motivate and compensate each NEO. Therefore, the Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2012, perquisites offered to the NEOs were comprised primarily of (i) financial planning services, and (ii) matching contributions to eligible tax qualified charitable organizations. For the financial planning services, we pay an annual retainer to a third-party service provider of $25,000 for the program and an annual fee ranging from $9,000 to $13,900 for each participating executive. The annual fee is treated as taxable income to the participating executives. For more information regarding perquisites, please see the Summary Compensation Table on page 47.

We provide financial planning services to our NEOs to minimize distractions and help ensure appropriate focus on his or her Company responsibilities. Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship.

Amended and Restated Employment Continuity Plan

The purpose of the CIC Plan is to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of rumors or a possible change in control;

•	provide a level of protection comparable to what such employee may receive from a competing organization; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect the Company and its shareholders, who might be adversely affected if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or proposed. Therefore, it is consistent with our compensation objective of retaining qualified, high-performing executives, especially those determined by the Committee to perform a role critical to our business. We established the CIC Plan to provide certain benefits, including cash payments and continuation of health and other benefits, for certain executives in the event of a change in control. The CIC Plan provides these benefits to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances. Benefits may be paid in the event of a change in control of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the change in control.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations, including total target compensation and its component parts. The CIC Plan requires a double-trigger (a change-in-control and termination without cause or resignation for good cause) before benefits are payable and new participants are not eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

Severance/Retention Agreements

Eppinger Offer Letter: Pursuant to Mr. Eppinger’s offer letter dated August 14, 2003, as amended, in the event his employment is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target short-term incentive compensation award. This provision was included in Mr. Eppinger’s 2003 offer letter to encourage him to join the Company.

Stuchbery Retention and Services Agreements: In order to retain the services of Mr. Stuchbery as President and CEO of Chaucer, in connection with the consummation of the acquisition of Chaucer by the Company, the Company entered into a Retention Agreement, dated August 23, 2011, with Mr. Stuchbery. Pursuant to the agreement, and provided Mr. Stuchbery remains employed by the Company through such dates, he will receive a $1,113,000 (£700,000) payment on each of July 4, 2013 and 2014. If Mr. Stuchbery’s employment is terminated prior to July 4, 2014, unless such termination is by reason of his gross misconduct or otherwise under circumstances whereby his employment could be summarily terminated under the terms of his Services Agreement without notice, he would be entitled to such retention payments plus 50% of his target short-term incentive compensation award, pro-rated to reflect the number of days he was employed during the year. We entered into this agreement with Mr. Stuchbery to ensure leadership continuity for a period of time following our acquisition of Chaucer.

Additionally, prior to our acquisition of Chaucer, Chaucer and Mr. Stuchbery entered into a Services Agreement the material terms of which are as set forth below and remain in effect:

•	Mr. Stuchbery shall serve as the CEO of Chaucer with an annual base salary of not less than $556,500 (£350,000);
•

Mr. Stuchbery is entitled to participate in the Chaucer Pension Plan, and although such plan may be amended or terminated by Chaucer, Mr. Stuchbery shall be entitled to pension benefits no less favorable than those set forth in such plan;

•	Mr. Stuchbery is entitled to other benefits that are available to Chaucer employees generally, including, without limitation, life insurance, paid vacation, and medical and disability insurance;
•

in the event Mr. Stuchbery’s employment is terminated, other than under certain enumerated circumstances (generally, acts of misconduct or disability), Mr. Stuchbery is entitled to one year’s base salary plus benefits; and

•

Mr. Stuchbery agreed that during his term of his employment and for up to one year following termination, to be subject to certain non-solicitation, cooperation, non-competition and confidentiality provisions.

Greenfield Offer Letter: Pursuant to Mr. Greenfield’s offer letter, dated December 15, 2010, in the event, prior to December 15, 2013, (i) his employment is involuntarily terminated (other than for cause or in the event of a change in control), or (ii) he terminates his employment because his duties or responsibilities change, without his consent, in a material and adverse manner, Mr. Greenfield will receive a lump sum payment equal to his base salary. This provision was included in Mr. Greenfield’s offer letter to encourage him to join the Company.

For a more in depth discussion of our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 60.

Chaucer Board Fee

Mr. Greenfield received a $31,800 (£20,000) payment from Chaucer to compensate him for his service on Chaucer’s board of directors. This payment was to compensate Mr. Greenfield for the increased responsibilities associated with service on Chaucer’s board.

Risk Management and Compensation

The Committee endeavors to ensure that our compensation policies and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline;
•	investment income projections included in our segment income financial plans are based upon a prudent investment strategy;
•	a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods;
•

the funding formula and metrics for our short-term incentive programs establish only the permissible funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the Committee. Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee, has the discretion to reduce or eliminate the participant’s award;

•

we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside actuaries, outside auditors (PricewaterhouseCoopers) and the Audit Committee;

•

we have a history of exercising reasonable judgment in establishing our reinsurance programs, which is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	executives’ individual goals are reviewed by the Committee each year and are directed at longer-term priorities;
•

we maintain a clawback policy under which NEOs are required, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing; and

•	our most senior executives, including our NEOs, are subject to our executive stock ownership guidelines.

In addition to the various factors mitigating risk discussed above, it is also important to emphasize that each of our compensation programs are developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the independent Board is provided the opportunity to make its own independent assessment of the risks presented by the financial plan and to require that management implement appropriate changes to the plan to ensure that the Company is not taking imprudent risks that may have a material adverse impact on the Company.

Based on these factors and the analysis presented by the Company, the Committee determined that our compensation policies for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material non-public information.

Equity awards made to executive officers, which includes each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain an employee and must be approved by the Committee for any executive officer. No NEO received an off-cycle award during 2012.

The Committee does not have any programs, plans or practices of timing any awards in coordination with the release of material non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policy Against Hedging

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the Stock Ownership Guidelines set forth on page 6. As of the date of this proxy statement, each of our NEOs is in compliance with such guidelines.

We have adopted a policy that prohibits all directors and employees from entering into hedging transactions involving Company stock.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. However, compensation that qualifies as “performance-based compensation” is not subject to this limitation on deductibility. Performance-based compensation generally includes only payments that are contingent upon the achievement of pre-established performance objectives, and excludes any fixed or guaranteed payments.

The Committee considers the impact of the deductibility rules in developing and administering our compensation programs. However, this consideration must be balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, since our compensation objectives are not always consistent with the requirements for full deductibility, we have, and may in the future, enter into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2013 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2013 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 12, 2013

Members of the Compensation Committee:

Robert J. Murray, Chair

P. Kevin Condron

David J. Gallitano

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2010, 2011 and 2012. Mr. Stuchbery joined the Company in July 2011 in connection with the acquisition of Chaucer and, as a result, his compensation for 2011 reflects only the six month period following the acquisition. To the extent any amounts set forth in the table below, or otherwise disclosed herein, are paid or accrued in U.K. Pounds Sterling (“GBP”), the amounts indicated were converted into U.S. Dollars using the average exchange rate in effect for the period disclosed (1.60 USD/GBP for 2011; 1.59 USD/GBP for 2012).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($) (5)	Total ($)
Frederick H. Eppinger	2012	988,462	—	1,641,150	1,063,602	420,000		1,111	84,668	4,198,993
President and CEO	2011	950,000	—	1,208,220	1,223,495	706,138		665	95,260	4,183,778
	2010	940,385	—	1,180,200	1,129,396	877,800		1,431	88,076	4,217,288

Robert A. Stuchbery	2012	556,500	—	443,243	—	701,190	(6)	626,460	11,664	2,339,057
President and CEO, Chaucer	2011	280,000	43,200	—	—	240,000		377,600	—	940,800
	2010	—	—	—	—	—		—	—	—

Marita Zuraitis	2012	594,231	—	732,800	443,168	220,000		—	94,233	2,084,432
EVP and President, P&C Companies	2011	575,000	—	580,875	550,573	311,658		—	94,845	2,112,951
	2010	570,192	—	547,950	508,228	450,000		—	75,632	2,152,002

David B. Greenfield	2012	540,000	—	549,600	398,851	215,000		—	125,190	1,828,641
EVP and Chief Financial Officer	2011	540,000	—	313,673	—	267,455		—	130,786	1,251,914
	2010	37,385	—	320,018	263,491	—		—	—	620,894

J. Kendall Huber	2012	439,231	—	329,760	199,425	150,000		5,423	50,745	1,174,584
EVP and General Counsel	2011	420,000	—	232,350	244,699	193,038		4,036	59,105	1,153,228
	2010	420,000	—	221,288	225,879	252,000		7,306	53,375	1,179,848

(1)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718. Assumptions used in the calculation of these amounts are set forth in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.
(2)	Amounts in this column include, among other things, the grant date fair value of awards of PBRSUs granted during the applicable year. Set forth in the table below is both the grant date fair value and grant date fair value assuming maximum payment level is achieved for each such officer for each such PBRSU award. No shares will be earned if the Company does not achieve specified levels of performance. All of the PBRSUs granted in 2010, representing approximately one-half of the value shown in the Stock Awards column for that year, were forfeited.

Name	Year	Grant Date Fair Value of PBRSUs (as included in table above) ($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)
Frederick H. Eppinger	2012	1,641,150	2,461,725
	2011	604,110	803,466
	2010	590,100	784,833

Robert A. Stuchbery	2012	319,050	553,500

Marita Zuraitis	2012	364,700	547,050
	2011	290,438	386,283
	2010	273,975	364,387

David B. Greenfield	2012	273,525	410,288
	2011	313,673	417,185

J. Kendall Huber	2012	164,115	246,173
	2011	116,175	154,513
	2010	110,644	147,157

(3)	With respect to Mr. Stuchbery, amounts also include the grant date fair value of Matching Shares awarded under The Chaucer Share Incentive Plan ($4,313).
(4)	Amounts in this column are traditionally cash awards. For 2011, however, for executive officers, including the NEOs listed above (excluding Mr. Stuchbery), the Compensation Committee decided to award approximately two-thirds of the total value in restricted shares in lieu of cash. The restricted shares were granted on January 20, 2012 and vest on the second anniversary of the date of grant. Prior to vesting, such shares are subject to forfeiture and restrictions on sale. Participants must be employees of the Company on the vesting date for the restricted shares to vest, except as otherwise provided with regard to death, disability or change-in-control. 2011 awards were paid to the NEOs in the following amounts: Mr. Eppinger, $200,000 cash and 13,750 restricted shares; Ms. Zuraitis, $100,000 cash and 5,750 restricted shares; Mr. Greenfield, $65,000 cash and 5,500 restricted shares; and Mr. Huber, $55,000 cash and 3,750 restricted shares. Since the value of the restricted shares is set forth in this column, to avoid duplicative reporting, it is not also reported in the Stock Awards column.
(5)	For 2012, the amounts shown in this column consist of the following:

Company Contributions to 401(k) and Non-Qualified Retirement Savings Plan; Chaucer Board Stipend

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan($)	Company Contributions to Non-Qualified Retirement Savings Plan($)	Stipend for Participation on the Chaucer Board of Directors($)
Frederick H. Eppinger	15,000	45,000	—
Robert A. Stuchbery	—	—	—
Marita Zuraitis	15,000	39,353	—
David B. Greenfield	15,000	33,447	31,800
J. Kendall Huber	15,000	22,936	—

Perquisites

Name	Perquisites
	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Relocation Expenses ($) †	Tax Reimbursement ($)*†
Frederick H. Eppinger	13,900	5,000	3,360	—	2,408
Robert A. Stuchbery	—	—	5,832	—	5,832
Marita Zuraitis	13,900	5,000	12,221	—	8,759
David B. Greenfield	10,000	5,000	400	17,378	12,165
J. Kendall Huber	10,000	2,000	552	—	257

*	Spousal travel and associated tax reimbursements relate to certain agent conferences and company events where spousal attendance was expected.
†	Temporary living expenses and associated tax reimbursement.

(6)	One-half of the award will be paid in April 2013, and provided Mr. Stuchbery remains employed by THG through such date, the remainder is payable in January 2014.

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2012. All equity awards were granted pursuant to the 2006 Plan.

Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)
Frederick H. Eppinger	1/20/12	(3)	—	1,200,000	2,400,000
	1/20/12	(4)				11,250	45,000	67,500				1,641,150
	1/20/12	(5)							13,750			506,138
	1/20/12	(6)								120,000	36.81	1,063,602

Robert A. Stuchbery	1/20/12	(7)	139,125	556,500	1,113,000
	3/8/12	(4)				938	3,750	5,625				169,200
	3/8/12	(8)				—	3,750	7,500				149,850
	3/8/12	(9)							3,000			119,880
	Various	(10)							114			4,313

Marita Zuraitis	1/20/12	(3)	—	540,000	1,080,000
	1/20/12	(4)				2,500	10,000	15,000				364,700
	1/20/12	(5)							5,750			211,658
	1/20/12	(9)							10,000			368,100
	1/20/12	(6)								50,000	36.81	443,168

David B. Greenfield	1/20/12	(3)	—	486,000	972,000
	1/20/12	(4)				1,875	7,500	11,250				273,525
	1/20/12	(5)							5,500			202,455
	1/20/12	(9)							7,500			276,075
	1/20/12	(6)								45,000	36.81	398,851

J. Kendall Huber	1/20/12	(3)	—	333,750	667,500
	1/20/12	(4)				1,125	4,500	6,750				164,115
	1/20/12	(5)							3,750			138,038
	1/20/12	(9)							4,500			165,645
	1/20/12	(6)								22,500	36.81	199,425

(1)	Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid to the NEO.
(2)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.
(3)	Award under the 2012 Executive STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 33 for more information). On March 15, 2013, these awards were paid to the NEOs in the following amounts: Mr. Eppinger, $420,000; Ms. Zuraitis, $220,000; Mr. Greenfield, $215,000; and Mr. Huber, $150,000.

(4)	Grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 38 for more information). For each NEO, other than Mr. Stuchbery, the PBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates) and if the Company achieves a specified relative total shareholder return for the years 2012-2014. For Mr. Stuchbery, the PBRSUs vest 100% on the second anniversary of the date of grant (provided he remains continuously employed by the Company through such date) and if the Company achieves a specified relative total shareholder return for the years 2012-2013.
(5)	Award under the 2011 Executive Short-Term Incentive Compensation Program. These awards are historically paid in cash. For 2011, however, the Compensation Committee decided to allocate the actual award to executive officers in a combination of approximately one-third cash and two-thirds restricted shares. The restricted shares vest on the second anniversary of the date of grant. Prior to vesting, such shares are subject to forfeiture and restrictions on sale. The NEO must be an employee of the Company as of the vesting date for the restricted shares to vest.
(6)	The securities underlying the options granted are shares of Common Stock. The options granted vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates). The exercise price of such options equals the closing price per share of THG’s Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 38 for more information.
(7)	Award under the 2012 Chaucer Annual Bonus Scheme (see section entitled “Short-Term Incentive Compensation—2012 Chaucer STIP” in the CD&A beginning on page 37 for more information). On February 26, 2013, Mr. Stuchbery was awarded $701,190 (£441,000) pursuant to this program. One-half of this award will be paid in April 2013, and provided Mr. Stuchbery remains employed by the Company through such date, the remainder will be paid in January 2014.
(8)	Grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 38 for more information). These PBRSUs vest 100% on the second anniversary of the date of grant (provided the employee remains continuously employed by the Company through such date) and if Chaucer achieves a specified level of average post-tax ROE for the years 2012-2013.
(9)	Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 38 for more information). For NEOs, other than Mr. Stuchbery, the TBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates). For Mr. Stuchbery, the TBRSUs vest 100% on the second anniversary of the date of grant (provided he remains continuously employed by the Company through such date).
(10)	Grants of Matching Shares under The Chaucer Share Incentive Plan. Subject to certain exceptions, such shares are subject to a three-year vesting requirement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the NEOs regarding outstanding equity awards held as of December 31, 2012. All awards granted prior to May 16, 2006 were issued pursuant to the Company’s Amended Long-Term Stock Incentive Plan and all awards granted after May 16, 2006 were issued pursuant to the 2006 Plan.

Except as otherwise indicated, with respect to options granted on or after February 23, 2009, provided the employee remains continuously employed by the Company through such dates, such options will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. Options granted prior to that date vested on a schedule of 25%, 25% and 50%, on the first, second and third anniversaries of the grant date, respectively.

Except as otherwise indicated, provided the NEO remains continuously employed by the Company through such dates, TBRSUs and PBRSUs vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. In addition to such time-based vesting requirements, all PBRSUs granted in 2010 and 2011 vest based upon the Company achieving a specified average return on equity (“ROE”) and net written premium growth rate (“NWPGR”) during the three-year period beginning in the year of grant. The actual PBRSU award may be as low as 0%, and as high as 133%, of the targeted award shown in the table below, based upon the level of ROE and NWPGR actually achieved. Except as otherwise indicated, in addition to the time-based vesting requirements, the PBRSUs granted in 2012 vest based upon the Company achieving a specified relative total shareholder return during the three-year period beginning in the year of grant. The actual PBRSU award may be as low as 0%, and as high as 150%, of the targeted award shown in the table below, based upon the level of relative total shareholder return achieved. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 38 for more information regarding equity awards granted in 2012.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Frederick H. Eppinger	8/28/03	(2)	249,700		23.58	8/28/13		2/23/09		11,250	(3)	435,825
	2/27/04		150,000		36.88	2/27/14		2/26/10		14,000	(4)	542,360	14,000	(5)	0	(5)
	3/15/05		140,000		35.86	3/15/15		2/28/11		13,000	(6)	503,620	13,000	(7)	503,620
	2/14/06		100,000		46.28	2/14/16		1/20/12					45,000	(8)	1,743,300
	2/23/07		100,000		48.46	2/23/17		1/20/12		13,750	(9)	532,675
	2/25/08		50,000		45.21	2/25/18
	2/23/09		37,500	37,500	34.19	2/23/19
	2/26/10			100,000	42.15	2/26/20
	2/28/11			100,000	46.47	2/28/21
	1/20/12			120,000	36.81	1/20/22

Robert A. Stuchbery								3/8/12		3,000	(10)	116,220	3,750	(11)	145,275
								3/8/12					3,750	(12)	145,275
								Various		114	(13)	4,416

Marita Zuraitis	4/19/04	(2)	50,000		35.98	4/19/14		2/23/09		3,375	(3)	130,748
	2/7/05		49,000		36.50	2/7/15		2/26/10		6,500	(4)	251,810	6,500	(5)	0	(5)
	2/23/07		54,250		48.46	2/23/17		2/28/11		6,250	(6)	242,125	6,250	(7)	242,125
	2/23/09		25,000	25,000	34.19	2/23/19		1/20/12		10,000	(14)	387,400	10,000	(8)	387,400
	2/26/10			45,000	42.15	2/26/20		1/20/12		5,750	(9)	222,755
	2/28/11			45,000	46.47	2/28/21
	1/20/12			50,000	36.81	1/20/22

David B. Greenfield	12/15/10	(2)	15,000	7,500	47.41	12/15/20	(15)	12/15/10	(2)	2,250	(16)	87,165
	1/20/12			45,000	36.81	1/20/22		2/28/11					6,750	(7)	261,495
								1/20/12		7,500	(14)	290,550	7,500	(8)	290,550
								1/20/12		5,500	(9)	213,070

J. Kendall Huber	2/27/04		40,000		36.88	2/27/14		2/23/09		1,500	(3)	58,110
	2/7/05		21,000		36.50	2/7/15		2/26/10		2,625	(4)	101,693	2,625	(5)	0	(5)
	2/23/07		20,050		48.46	2/23/17		2/28/11		2,500	(6)	96,850	2,500	(7)	96,850
	2/23/09		10,000	10,000	34.19	2/23/19		1/20/12		4,500	(14)	174,330	4,500	(8)	174,330
	2/26/10			20,000	42.15	2/26/20		1/20/12		3,750	(9)	145,275
	2/28/11			20,000	46.47	2/28/21
	1/20/12			22,500	36.81	1/20/22

(1)	Based on a value of $38.74 per share, the closing price per share of THG’s Common Stock on December 31, 2012.
(2)	Represents off-cycle grant made upon the date of hire of the NEO.
(3)	TBRSUs granted in 2009. Such TBRSUs vested on February 25, 2013 and were converted into an equivalent number of shares of Common Stock. See section entitled “Prior Plan Year Long-Term Award Pay-Outs” in the CD&A beginning on page 40 for more information.

(4)	TBRSUs granted in 2010. Fifty percent of such TBRSUs vested on February 26, 2013 and were converted into an equivalent number of shares of Common Stock. See section entitled “Prior Plan Year Long-Term Award Pay-Outs” in the CD&A beginning on page 40 for more information.
(5)	PBRSUs granted in 2010. Although the Company performed at a level that would have permitted vesting at approximately 70% of the target amount indicated in the table, the Compensation Committee, in the exercise of its discretion, determined that no payment should be made; accordingly, awards granted to Mr. Eppinger, Ms. Zuraitis and Mr. Huber, with reported target values on the grant date of $590,100, $273,975 and $110,644, respectively, were forfeited in their entirety. See section entitled “Prior Plan Year Long-Term Award Pay-Outs” in the CD&A beginning on page 40 for more information.
(6)	TBRSUs granted in 2011.
(7)	PBRSUs granted in 2011.
(8)	PBRSUs granted in 2012.
(9)	Award of restricted stock in lieu of cash under the 2011 Executive Short-Term Incentive Compensation Program. These awards are historically paid in cash. For 2011, however, the Compensation Committee decided to allocate the actual award to executive officers in a combination of approximately one-third cash and two-thirds restricted shares. The restricted shares vest on the second anniversary of the date of grant. Prior to vesting, such shares are subject to forfeiture and restrictions on sale. The NEO must be an employee of the Company as of the vesting date for the restricted shares to vest.
(10)	TBRSUs granted in 2012. Provided Mr. Stuchbery remains employed by the Company through such date, 100% of the TBRSUs will vest on the second anniversary of the grant date.
(11)	PBRSUs granted in 2012. Provided Chaucer achieves a specified two-year average post-tax ROE for the years 2012-2013 and the employee remains continuously employed by the Company, the PBRSUs will vest on the second anniversary of the grant date. The actual PBRSU award may be as low as 0% or as high as 200% of the targeted award shown in the table, based upon the average post-tax ROE actually achieved.
(12)	PBRSUs granted in 2012. Provided the Company achieves a specified relative total shareholder return for the years 2012-2013 and the employee remains continuously employed by the Company, the PBRSUs will vest on the second anniversary of the grant date.
(13)	Grants of Matching Shares under The Chaucer Share Incentive Plan. Subject to certain exceptions, such shares are subject to a three-year vesting requirement.
(14)	TBRSUs granted in 2012.
(15)	Such options vest over three years, one-third annually.
(16)	On December 15, 2010, in connection with his hiring, Mr. Greenfield was granted 6,750 TBRSUs. Such TBRSUs vest over three years, one-third annually.

Option Exercise and Stock Vested Table

The following table sets forth information for the NEOs regarding the value realized during 2012 by such executives pursuant to (i) option exercises, and /or (ii) shares acquired upon vesting of stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Frederick H. Eppinger	—	—	15,021	(2)	609,344	(2)
Robert A. Stuchbery	—	—	—		—
Marita Zuraitis	—	—	3,375		138,004
David B. Greenfield	—	—	2,250		85,500
J. Kendall Huber	—	—	1,500		61,335

(1)	Number of shares acquired upon vesting multiplied by the fair market value of THG’s Common Stock on the vesting date.
(2)	492 shares were required by the Company to be deferred in order to allow the Company to deduct the value of such awards under §162(m). See section entitled “Company Mandated IRC §162(m) Deferrals” beginning on page 59 for more detailed information.

Pension and Retirement Benefits

Cash Balance Plan

Effective December 31, 2004, benefits under the Company’s funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess Benefit Plan”) were frozen and annual allocations to participant memorandum accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate memorandum account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan’ memorandum account under federal tax laws.

Messrs. Eppinger and Huber are fully vested in the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans following termination of employment as either a one-time lump sum or as an annuity. Various annuity forms of payment are available and are calculated using a reasonable actuarial basis. Because they joined the Company after the plans were frozen, Mr. Stuchbery, Ms. Zuraitis and Mr. Greenfield will receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Chaucer Pension Plan

Chaucer operates a pension plan in the United Kingdom (the “Chaucer Pension Plan”) that comprises a funded defined benefits section providing benefits based on final pensionable salary and a defined contributions section. Trustees hold and control the funds of the plan. Chaucer closed the defined benefits section to new participants after establishing the defined contributions section in 2001.

The Chaucer Pension Plan defined benefits section formula is based upon a percentage of each participant’s final pensionable salary multiplied by his or her years of credited service, to a maximum of 40 years. The participant’s final pensionable salary is determined as the greater of his or her basic salary and the highest average of pensionable salary on any three consecutive renewal dates, pre-determined in the plan document, during the ten years (or such shorter period as he or she is a participant in the Chaucer Pension Plan) ending on the day coincident with or, if not coincident with, immediately preceding the participant’s normal retirement date, or the earlier of his or her death or termination of service.

For pensionable service on or after April 6, 2006, pensionable salary is subject to an earnings cap based on section 590C(5) and 590C(5A) of the Income and Corporation Taxes Act 1988. For pensionable service before 2006, pensionable salary for certain participants is subject to the earnings cap referred to above. For other participants, including Mr. Stuchbery, final pensionable salary for pensionable service before April 6, 2006 is determined as the greater of pensionable salary on April 5, 2006 (which is increased from 2006 onwards utilizing the Retail Prices Index) and the earnings cap.

Participants in the defined benefits section, including Mr. Stuchbery, earn years of service towards vesting and early retirement eligibility. The current Normal Retirement Age for the defined benefits section is 65; however, Mr. Stuchbery, in common with other similarly situated participants, is eligible to take an unreduced early retirement pension at age 62. Participants may elect to receive benefits earned under the defined benefits section as either a pension or, subject to certain limits, a cash lump sum and reduced pension. Mr. Stuchbery does not participate in the defined contribution section.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year ($)
Frederick H. Eppinger	Cash Balance Plan	N/A	14,447	(1)	—

Robert A. Stuchbery	Chaucer Pension Plan	30.1	5,786,010	(2)	—

J. Kendall Huber	Cash Balance Plan	N/A	52,149	(1)	—
	Excess Benefit Plan	N/A	34,604	(1)	—

(1)	The “Present Value of Accumulated Benefit” included in the Pension Benefits Table above is based upon a measurement date of December 31, 2012. Accordingly, all calculations utilize memorandum accounts as of the same date. The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on US GAAP assumptions as of the measurement date. Specifically, the Present Value of Accumulated Benefit calculations utilize an interest crediting rate of 3.50% to project the memorandum accounts from the measurement date to the payment date, a rate of 4.25% to discount expected future qualified plan benefit payments from the payment date to the measurement date, a rate of 4.125% to discount expected future non-qualified plan benefit payments from the payment date to the measurement date, and a post-commencement life expectancy assumption based upon the 2013 PPA Mortality Table. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at age 65, which is the normal retirement age defined in both plans. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65. Further, all participants are assumed to elect lump sum at commencement.

(2)	The “Present Value of Accumulated Benefit” included in the Pension Benefits Table above is based upon a measurement date of December 31, 2012. The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the US GAAP assumptions as of the measurement date. Specifically, the Present Value of Accumulated Benefit calculations utilize an interest rate of 4.80% to discount expected future plan benefit payments from the payment date to the measurement date, and a post-commencement life expectancy assumption based upon the SAPS Mortality Table with participants assumed to be one year younger than their actual ages, adjusted for possible future improvements in mortality. The assumptions for future price inflation are that the Retail Prices Index (RPI) will increase at 3.30% per annum and the Consumer Prices Index (CPI) will increase at 2.50% per annum. These inflation assumptions are used to determine the increases applied to benefits after and before retirement, respectively. In particular, Mr Stuchbery is assumed to commence benefits at age 62. Further, for the purposes of this calculation, we have assumed there is a 75% chance that he will elect a lump sum at retirement. In addition to years of service with Chaucer, the Chaucer Pension Plan also includes as credited service to the plan such service associated with any previous employment, during which the participant was a participant of any former plan, for which the Chaucer Pension Plan has received a transfer of cash or assets attributable to that participant. Mr. Stuchbery’s Credited Years of Service include 11.2 years related to prior employment. The Present Value of Accumulated Benefit associated with this prior employment and included in the above amount is $2,206,920.

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2012, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred to the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $250,000 for 2012.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. For 2012, this plan provided eligible employees of the Company, including each of the NEOs listed below, a 6% employer contribution on total eligible compensation in excess of federal limits (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or six months following termination from the Company. Mr. Stuchbery, as an employee of Chaucer, is not eligible for participation in this plan. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2012:

Name	Executive Contributions in 2012 ($) (1)	Registrant Contributions in 2012 (2) ($)	Aggregate Earnings in 2012 ($) (3)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at December 31, 2012 (4) ($)
Frederick H. Eppinger	—	45,000	22,858	—	822,068
Marita Zuraitis	—	39,353	14,390	—	531,364
David B. Greenfield	—	33,447	450	—	51,597
J. Kendall Huber	—	22,936	12,496	—	447,894

(1)	The plan does not currently allow for executive contributions.
(2)	Represents contributions made by the Company in 2013 with respect to eligible 2012 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. As previously reported in our 2012 Proxy Statement, in March 2012, contributions with respect to eligible 2011 compensation were made to the NEOs in the following amounts: $45,300 for Mr. Eppinger; $45,300 for Ms. Zuraitis; $17,700 for Mr. Greenfield; and $25,620 for Mr. Huber.
(3)	Represents interest accrued on the aggregate amount in the Non-Qualified Retirement Savings Plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table.
(4)	Includes Company contributions made in 2013 as if such contributions were made on December 31, 2012. Balances attributable to Registrant contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

IC Deferral Program

Prior to 2010, the Company maintained the Short-Term Incentive Compensation Deferral and Conversion Program (the “IC Deferral Program”) that permitted certain officers of the Company to defer and convert a portion of their short-term incentive compensation award (not to exceed the greater of $50,000 or 20% of base salary) into a number of restricted stock units determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid. An additional grant of restricted stock units was made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount (the “Additional Shares”). Such restricted stock units convert into shares of Common Stock upon vesting, which is three years after the date of grant. In the event the officer is not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, at the GATT rate. These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. The IC Deferral Program was terminated in 2009. The table below sets forth certain information regarding activity during 2012 as a result of participation in the program prior to its termination.

Name	Executive Contributions in 2012 ($) (1)	Registrant Contributions in 2012 ($) (2)	Aggregate Earnings in 2012 ($)		Aggregate Withdrawals/ Distributions in 2012 ($) (4)	Aggregate Balance at December 31, 2012 ($)
Frederick H. Eppinger	—	75	—	(3)	160,801	—

(1)	Executive contributions or additional deferrals have not been permitted since 2009.
(2)	Represents interest on deferred dividend equivalents. Such deferred dividend equivalents accrue interest at the GATT rate. Such amounts are not reported in the Summary Compensation Table.
(3)	The value of award fluctuates with the market value of THG Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in the Summary Compensation Table.
(4)	On March 6, 2012, the restricted stock units issued pursuant to this program in 2009 vested and converted into THG Common Stock. The value in the table reflects the number of shares issued times the closing price per share ($39.60) on the vesting date, plus the amount of accrued dividend equivalents (plus accrued interest). The portion of this distribution representing the Additional Shares (and accrued dividend equivalents and interest thereon) was required to be deferred to preserve the Company’s ability to deduct the payments under §162(m) and is included in the following table.

Company Mandated IRC §162(m) Deferrals

IRC §162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. The Compensation Committee generally has structured the Company’s annual and certain of its long-term compensation arrangements in a manner so as to qualify awards under such arrangements as performance-based compensation that is not subject to the deduction limitation of §162(m). Certain types of awards, however, such as TBRSUs, do not qualify under the performance-based exception. Historically, the Company required that compensation earned by our NEOs that was not deductible pursuant to §162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under §162(m). The Company takes §162(m) into account in making its executive compensation decisions, but believes that its primary responsibility is to provide a compensation program that achieves the various goals described in the CD&A, and therefore has and in the future expects to pay amounts that are not deductible. Accordingly, in light of the large number of shares Mr. Eppinger has been required to defer, for 2012 and 2013, he was not required to defer the shares issued upon vesting of his 2009 and 2010 TBRSUs. The table below sets forth certain information regarding earned and vested stock-based compensation (amounts otherwise payable in connection with earned and vested equity based-awards granted from 2004 to 2009) that the Company required Mr. Eppinger and Ms. Zuraitis to defer in order to preserve its ability to deduct the payments under §162(m). Executive contributions for 2012 consist solely of the 492 Additional Shares awarded to Mr. Eppinger in connection with the vesting of his 2009 IC Deferral RSUs (see “IC Deferral Program” above), plus dividends earned on all shares that the NEO was required to defer.

Name	Executive Contributions in 2012 ($) (1)	Registrant Contributions in 2012 ($) (2)	Aggregate Earnings in 2012 ($)		Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at December 31, 2012 ($) (4)
Frederick H. Eppinger	218,223	17,163	—	(3)	—	6,915,816
Marita Zuraitis	44,024	3,936	—	(3)	301,226	1,242,617

(1)	For Mr. Eppinger, amounts include 492 shares he was required to defer in connection with the vesting of RSUs issued in 2009 pursuant to the IC Deferral Program. Additionally, amounts include an aggregate of $198,740 in dividends earned in 2012 on his deferred shares, which were also required to be deferred. For Ms. Zuraitis, amount includes all dividends earned in 2012 on her deferred shares, which were also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.
(2)	Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table.
(3)	The value of deferred shares fluctuates with the market value of THG Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in the Summary Compensation Table.
(4)	Represents the fair market value of the aggregate number shares previously earned and reported but required to be deferred as of December 31, 2012 ($6,212,424 for Mr. Eppinger; $1,122,840 for Ms. Zuraitis), plus all accrued but unpaid dividends and accrued but unpaid interest thereon ($703,392 for Mr. Eppinger; $119,777 for Ms. Zuraitis), which are also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each NEO in the event of a change in control of THG, or a termination of the NEO’s employment. For purposes of the quantitative disclosure, we have assumed that all triggering event(s) took place on December 31, 2012, and that the price per share of our Common Stock on such date was $38.74 (the closing price per share of our Common Stock on the NYSE on December 31, 2012). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	the timing during the year of such event;
•	the number of outstanding but unvested stock awards then held by the NEO;
•

the Company’s relative total shareholder return over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards;

•	awards granted after December 31, 2012;
•	the amount of prior years’ compensation the NEO was required or elected to defer; and
•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are (i) payments for any amounts already earned by the NEO which are not contingent upon the occurrence of the triggering event(s) (i.e., vested stock awards (see Outstanding Equity Awards at Fiscal Year-End beginning on page 52 for more information), vested balances in the Company’s 401(k) Plan, Non-Qualified Retirement Savings Plan, and Pension Plans (for more information see section entitled Pension and Retirement Benefits beginning on page 55), prior contributions to, and interest accrued on account balances in, deferred compensation plans, accrued but unused vacation, salary earned through the date of termination, etc.); and (ii) payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.).

As discussed in further detail below, benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of a termination or constructive termination. The change in control column in the tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2012.

Termination Other Than as a Result of a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter, dated August 14, 2003, as amended, in the event his employment is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target short-term incentive compensation award. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain (i) non-disclosure obligations which survive his employment with THG indefinitely, (ii) non-hire/non-solicitation obligations that remain in effect for a period of two years following his termination, and (iii) non-competition provisions that remain in effect for a period of up to one year following his termination. In addition, to receive the severance benefits, Mr. Eppinger must execute a general release in favor of THG. In the event his employment is terminated without cause (as defined in the offer letter), Mr. Eppinger can elect not to receive his severance payments, in which case he would not be subject to the non-competition provisions described in clause (iii) above.

Stuchbery Retention and Services Agreements

Pursuant to Mr. Stuchbery’s Retention Agreement, dated August 23, 2011, provided Mr. Stuchbery remains employed by the Company through such dates, he will receive a $1,113,000 (£700,000) payment on each of July 4, 2013 and 2014. If Mr. Stuchbery’s employment is terminated prior to July 4, 2014 (unless such termination is by reason of his gross misconduct or otherwise under circumstances whereby he could be summarily terminated under the terms of his Services Agreement without notice), he will be entitled to his retention award and 50% of his target short-term incentive compensation award, pro-rated to reflect the number of days he was employed during the year.

Additionally, pursuant to the terms of his Services Agreement, which predated the Company’s acquisition of Chaucer, in the event Mr. Stuchbery’s employment is terminated, other than under certain enumerated circumstances (generally, acts of misconduct or disability), Mr. Stuchbery is entitled to one year’s base salary plus benefits.

As a condition to these post-termination benefits, Mr. Stuchbery has agreed to certain non-solicitation, cooperation, non-competition and confidentiality provisions that extend beyond his termination of employment for up to one year.

Greenfield Offer Letter

Pursuant to Mr. Greenfield’s offer letter, dated December 15, 2010, in the event, prior to December 15, 2013, (i) his employment is involuntarily terminated (other than for cause or in the event of a change in control), or (ii) he terminates his employment because his duties or responsibilities change, without his consent, in a material and adverse manner, Mr. Greenfield will receive a lump sum payment equal to his base salary. To receive the severance benefits, Mr. Greenfield must execute a severance agreement that will contain a general release, non-solicitation, confidentiality and non-disparagement provision in favor of THG.

2006 Plan

Pursuant to the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s long-term disability plan. The value of such pro-rated vesting as it applies to the NEOs is set forth in detail in the following tables.

2011 Chaucer Long-Term Incentive Plan

Pursuant to the terms of the 2011 Chaucer Long-Term Incentive Plan (the “2011 Chaucer LTIP”), participants, including Mr. Stuchbery, may be entitled to pro-rated vesting of their awards in the event the participant is terminated without cause, dies or is disabled prior to the vesting date. The value of such pro-rated vesting as it applies to Mr. Stuchbery is set forth in detail in the following tables.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control of the Company. In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (defined below) times the sum of a participant’s applicable base salary and target short-term incentive compensation award. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award pro-rated for service performed in the year of termination, and outplacement services. Certain participants may also be entitled to a gross-up payment (“280G Gross-Up”) if their change in control payments/benefits become subject to the excise tax imposed by section 4999 of the Internal Revenue Code, subject to a 110% corridor. Notwithstanding the foregoing, it is the Company’s policy that no new participant to the CIC Plan be entitled to a 280G Gross-Up benefit. See footnote 9 on page 67 for additional information. Accordingly, since Mr. Greenfield was added to the Plan after the adoption of this policy, he is not entitled to 280G Gross-Up benefits. Mr. Stuchbery is not a participant in this plan.

The following chart provides participation Tiers and Multipliers for all eligible NEOs.

Participant	Tier	Multiplier
Frederick H. Eppinger	Executive	3X
Marita Zuraitis	Executive	3X
David B. Greenfield	Executive	3X
J. Kendall Huber	Executive	3X

A participant’s “Tier” designation sets forth the circumstances pursuant to which such participant may be deemed to have been constructively terminated pursuant to the CIC Plan.

For purposes of the CIC Plan, a Change in Control is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company. The definition of “change in control” in the 2006 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation agreement, regardless of whether or not they ever receive benefits thereunder. The non-solicitation agreements provide that, during employment and for a period of two years after termination (one year for participants having a Multiplier less than 2X), the executive officer will not (i) hire, recruit, solicit or induce, attempt to induce, or assist or encourage a third party to hire, recruit, solicit or induce or attempt to induce any employee(s), agent(s) or broker(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company, or (ii) divert or take away, attempt to divert or to take away, or assist or encourage a third party to divert or take away, the business or patronage of any of the policyholders, agents, clients, customers or accounts of the Company which were contacted, solicited or served while the participant was employed by the Company. Finally, this agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Pursuant to the 2006 Plan, the 2011 Chaucer LTIP and the various agreements issued thereunder, in the event of a change in control, the participant may be entitled to certain accelerated vesting of awards if such awards are not assumed by the successor company, or if such participant is involuntarily terminated (or constructively terminated) after the change in control. Please see footnotes 3, 4, 5 and 11 on pages 66 – 67 for more information.

Potential Payments Upon Termination or Change in Control Tables

	Frederick H. Eppinger
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$2,200,000	$6,600,000
Cash Incentives (2)	—	—	—	—	—	1,200,000
Equity
Unvested Restricted Stock Units (3)	1,665,588	2,520,424	—	—	—	3,873,613
Unvested Restricted Stock (4)	252,159	518,109	—	—	—	532,675
Unexercisable Stock Options (5)	—	170,625	—	—	—	402,225
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,593
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
Excise Tax Gross-Ups (9)	—	—	—	—	—	4,364,142

TOTAL	$1,917,747	$3,209,158	$—	$—	$2,200,000	$17,120,248

	Robert A. Stuchbery
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (10)	$—	$—	$—	$—	$556,500	$556,500
Cash Incentives (11)	2,713,699	209,449	—	—	2,713,699	2,884,061
Equity
Unvested Restricted Stock Units (3)	166,078	369,463	—	—	—	368,999
Unvested Shares in The Chaucer Share Incentive Plan (12)	4,416	4,416	—	4,416	4,416	4,416
Other Benefits
Health & Welfare (13)	—	—	—	—	7,129	7,129

TOTAL	$2,884,193	$583,328	$—	$4,416	$3,281,744	$3,821,105

	Marita Zuraitis
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$3,420,000
Cash Incentives (2)	—	—	—	—	—	540,000
Equity
Unvested Restricted Stock Units (3)	706,501	1,093,630	—	—	—	1,819,424
Unvested Restricted Stock (4)	105,450	216,673	—	—	—	222,755
Unexercisable Stock Options (5)	—	113,750	—	—	—	210,250
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,593
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
Excise Tax Gross-Ups (9)		—	—	—	—	1,921,880

TOTAL	$811,951	$1,424,053	$—	$—	$—	$8,281,902

See page 65 for footnotes.

	David B. Greenfield
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$540,000	$3,078,000
Cash Incentives (2)	—	—	—	—	—	486,000
Equity
Unvested Restricted Stock Units (3)	261,882	555,609	—	—	—	880,367
Unvested Restricted Stock (4)	100,879	207,259	—	—	—	213,070
Unexercisable Stock Options (5)	—	—	—	—	—	86,850
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,593
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	48,447

TOTAL	$362,761	$762,868	$—	$—	$540,000	$4,880,327

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$2,336,250
Cash Incentives (2)	—	—	—	—	—	333,750
Equity
Unvested Restricted Stock Units (3)	297,872	463,059	—	—	—	769,260
Unvested Restricted Stock (4)	68,764	141,324	—	—	—	145,275
Unexercisable Stock Options (5)	—	45,500	—	—	—	88,925
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,593
Outplacement (7)	—	—	—	—	—	75,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	40,320
Excise Tax Gross-Ups (9)	—	—	—	—	—	1,217,182

TOTAL	$366,636	$649,883	$—	$—	$—	$5,018,555

(1)	Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent termination event, as described above, each NEO is entitled to a lump sum severance payment equal to their Multiplier times the sum of their applicable annual base salary plus target short-term incentive compensation award. Pursuant to Mr. Eppinger’s offer letter, in the event his employment is terminated (other than for cause or as a result of a change in control), he is entitled to a lump sum severance payment equal to one times his current annual base salary plus his target short-term incentive compensation award, provided he agrees to a one-year non-compete agreement and other restrictions. Pursuant to Mr. Greenfield’s offer letter, in the event, prior to December 15, 2013, (i) his employment is involuntarily terminated (other than for cause or in the event of a change in control), or (ii) he terminates his employment because his duties or responsibilities change, without his consent, in a material and adverse manner, he will receive a lump sum payment equal to his base salary. To receive the severance benefits, Mr. Greenfield must execute a severance agreement that will contain a general release, non-solicitation, confidentiality and non-disparagement provision in favor of THG.
(2)

Payment of target Executive IC Program award earned in 2012, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2012 Executive IC Program, but payment is at the discretion of the Compensation Committee. Each NEOs’ actual 2012 Executive IC Program award was earned and paid during the first quarter of 2013. See the Summary Compensation Table on page 47 for more information.

(3)	PBRSUs

Value of unvested PBRSUs granted in 2010, 2011 and 2012 (see Outstanding Equity Awards at Fiscal Year-End Table on page 53 for more information).

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vest, but only if the performance goals are achieved. In the event an NEO is terminated due to disability, a pro-rated portion of the PBRSUs vest, but only if the performance goals are achieved, with one year additional vesting credit given to the participant. Values for 2011 and 2012 PBRSUs assume payment at target; values of 2010 PBRSUs are based on actual payout of 0% of target amount.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon a deemed level of achievement. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) following the change in control. Values for 2010, 2011 and 2012 are based upon deemed payouts at 101%, 110% and 74% of target, respectively.

TBRSUs

Value of unvested TBRSUs granted in 2009, 2010, 2011 and 2012 (see Outstanding Equity Awards at Fiscal Year-End Table on page 53 for more information).

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the TBRSUs vest. In the event an NEO is terminated due to disability, a pro-rated portion of the TBRSUs vest with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) following the change in control.

(4)	Value of restricted stock award granted in 2012 (see Outstanding Equity Awards at Fiscal Year-End Table on page 53 for more information).

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the restricted stock award vests. In the event an NEO is terminated due to disability, a pro-rated portion of the restricted stock award vests with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the restricted stock award vests. If the awards are assumed, then the participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) following the change in control.

(5)	Value of all unvested stock options (see Outstanding Equity Awards at Fiscal Year-End Table on page 53 for more information). Represents intrinsic value (difference between fair market value of THG Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) following the change in control. In the event an NEO is terminated due to disability, one year additional vesting credit is given to the participant.

(6)	Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(7)	Represents the estimated cost of one year of outplacement services.
(8)	Represents a lump sum payment equal to the amount which would be credited for 2012 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2011 or annualized 2012 eligible compensation.
(9)	Federal tax rules at Sections 280G and 4999 of the Internal Revenue Code impose adverse tax consequences on certain payments and benefits related to a corporate change in control. Where applicable, the rules impose a 20% excise tax (in addition to normal federal income taxes also imposed upon the individual) on, and deny a corporate deduction for, the excess of an individual’s change in control-related payments over the individual’s “base amount”—that is, his or her average annual taxable compensation determined, in general, using a five-year look back for averaging. However, the rules contain a “safe harbor” that permits an individual to receive just under three times the “base amount” without an excise tax or loss of deduction. Pursuant to the CIC Plan, certain participants are entitled to a “gross-up” payment when payments made to the participant in connection with a Change in Control exceed the safe harbor and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (a “280G Gross-Up Payment”); provided, however, such participants are entitled to a 280G Gross-Up Payment only to the extent such participant’s total change in control-related payment/benefit is 110% or more of the safe harbor amount. If the change in control related payment is less than 110% of the safe harbor amount, no 280G Gross-Up Payment shall be made and the payment/benefits for the individual will be reduced to maximize the after-tax payment to the individual without triggering the 280G Gross-Up Payment. Notwithstanding the foregoing, it is the Company’s policy that no new participants in the CIC Plan be entitled to a 280G Gross-Up Payment. For purposes of computing the 280G Gross-up Payment the Company used the highest marginal tax rates in effect for 2012.
(10)	Pursuant to the terms of his Services Agreement, in the event Mr. Stuchbery’s employment is terminated, other than for the reasons set forth in the agreement (generally, misconduct or disability), Mr. Stuchbery is entitled to one year’s base salary plus benefits. Amounts reflect only base salary. For the value of benefits see footnote 13.
(11)	Amounts due under Retention Agreement. Pursuant to the terms of his Retention Agreement, if Mr. Stuchbery is terminated other than for gross misconduct or under certain circumstances enumerated in his Services Agreement (generally, misconduct or disability), Mr. Stuchbery is entitled to (i) his $2,226,000 (£1,400,000) retention award, and (ii) 50% of his target short-term incentive award, pro-rated to reflect the number of days employed during the year. Since the assumed termination date is the last day of the year, amount reflects 50% of his total target award.

Amounts due under the 2011 Chaucer LTIP. Pursuant to the terms of the 2011 Chaucer LTIP, in the event Mr. Stuchbery is terminated without cause, dies or is disabled, a pro-rated portion of the award vests, but only if the performance goals are achieved. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the award vests based upon deemed level of achievement. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily terminated (or constructively terminated) following the change in control. For death and disability, or in the event of a termination without cause, assumed payouts are at target. For change in control, assumed payout is at 91% of target.

(12)	Matching shares issued pursuant to The Chaucer Share Incentive Program. These shares are subject to vesting restrictions, but generally such vesting is accelerated in the event of death, disability, change-in-control, retirement or termination without cause.
(13)	Represents estimated cost of one year’s benefits due under Services Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC and the NYSE. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2012, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section  16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employed a brother of Ms. Zuraitis, who received compensation (salary, bonus and target long-term award) of approximately $233,000 in 2012. Ms. Zuraitis was not involved in the recruiting or hiring of this family member, or in any decisions affecting his individual compensation. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2012, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s web site at www.hanover.com, under “About Us-Investors-SEC Filings.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 4, 2013, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2014 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2014 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 17, 2014, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 17, 2014, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 2nd day of April 2013.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

ANNEX I

Excerpt from Corporate Governance Guidelines

Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

A-1

09668 (Rev. 3/13)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2013.

Vote by Internet • Go to www.envisionreports.com/thg • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

1.	To elect the following nominees to the Board of Directors to serve for the respective terms set forth opposite such nominee’s name below:

			For	Against	Abstain			For	Against	Abstain
	01 - Michael P. Angelini 02 - P. Kevin Condron	Two - year term expiring in 2015 Three - year term expiring in 2016	☐ ☐	☐ ☐	☐ ☐	03 - Frederick H. Eppinger 04 - Neal F. Finnegan	Three - year term expiring in 2016 Two - year term expiring in 2015	☐ ☐	☐ ☐	☐ ☐

			For	Against	Abstain			For	Against	Abstain
2.	Advisory approval of the Company’s Executive Compensation.		☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01LJSC

2013 Annual Meeting of Shareholders

The Hanover Insurance Group, Inc.

Tuesday, May 14, 2013, 9:00 a.m.

440 Lincoln Street, Worcester, MA

Directions To The Hanover
From Boston.
Follow the Mass Pike west to exit 11A.
• Follow Rte. 495 north to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
The Hanover is on your left.
From New Hampshire And Northeastern Massachusetts.
Follow Route 495 south to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
The Hanover is on your left.
From Connecticut And Western Massachusetts.
Follow the Mass Pike east to exit 10.
• Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.
• At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.
• Turn left onto Lincoln Street and drive approximately one-quarter mile.
The Hanover is on your left.
Where To Park.
Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger and J. Kendall Huber, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 14, 2013, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the advisory vote on executive compensation, and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy today.